CONFORMED COPY

                         AGREEMENT AND PLAN OF MERGER

                          Dated as of August 13, 1997

                                    Among

                         AmerUs Life Holdings, Inc.,

                        AmerUs Acquisition Corporation

                                     And

                            Delta Life Corporation


                              Table of Contents

                                                               Page

                                  ARTICLE I
                                 DEFINITIONS  . . . . . . . . .   2

               1.1 "Affiliate"  . . . . . . . . . . . . . . . .   2
               1.2 "Agreement"  . . . . . . . . . . . . . . . .   2
               1.3 "Annual Statement" . . . . . . . . . . . . .   3
               1.4 "Acquired Companies" . . . . . . . . . . . .   3
               1.5 "Acquiror" . . . . . . . . . . . . . . . . .   3
               1.6 "Assets and Properties"  . . . . . . . . . .   3
               1.7 "AVR"  . . . . . . . . . . . . . . . . . . .   3
               1.8 "Benefit Plans"  . . . . . . . . . . . . . .   3
               1.9 "Books and Records"  . . . . . . . . . . . .   4
               1.10 "Business Day"  . . . . . . . . . . . . . .   4
               1.11 "CERCLA"  . . . . . . . . . . . . . . . . .   4
               1.12 "Closing" . . . . . . . . . . . . . . . . .   4
               1.13 "Closing Date"  . . . . . . . . . . . . . .   4
               1.14 "Code"  . . . . . . . . . . . . . . . . . .   4
               1.15 "Common Stock"  . . . . . . . . . . . . . .   4
               1.16 "Common Stock Class A"  . . . . . . . . . .   4
               1.17 "Common Stock Class B"  . . . . . . . . . .   4
               1.18 "Contract"  . . . . . . . . . . . . . . . .   5
               1.19 "Delta Affiliate" . . . . . . . . . . . . .   5
               1.20 "Delta Employee"  . . . . . . . . . . . . .   5
               1.21 "Delta Employee Stock Option" . . . . . . .   5
               1.22 "Delta Stock Plan"  . . . . . . . . . . . .   5
               1.23 "Designated Subsidiary" . . . . . . . . . .   5
               1.24 "DGCL"  . . . . . . . . . . . . . . . . . .   5
               1.25 "Disclosure Schedule" . . . . . . . . . . .   5
               1.26 "Employee Benefit Plan" . . . . . . . . . .   5
               1.27 "Employee Welfare Benefit Plan" . . . . . .   6
               1.28 "Environmental Laws"  . . . . . . . . . . .   6
               1.29 "ERISA" . . . . . . . . . . . . . . . . . .   6
               1.30 "ERISA Affiliate" . . . . . . . . . . . . .   6
               1.31 "Escrow Agent"  . . . . . . . . . . . . . .   6
               1.32 "GAAP"  . . . . . . . . . . . . . . . . . .   6
               1.33 "GAAP Statements" . . . . . . . . . . . . .   6
               1.34 "Hazardous Substance" . . . . . . . . . . .   6
               1.35 "HSR Act" . . . . . . . . . . . . . . . . .   6
               1.36 "IMR" . . . . . . . . . . . . . . . . . . .   7
               1.37 "IRS" . . . . . . . . . . . . . . . . . . .   7
               1.38 "Knowledge of Acquiror" . . . . . . . . . .   7
               1.39 "Knowledge of Delta"  . . . . . . . . . . .   7
               1.40 "Laws"  . . . . . . . . . . . . . . . . . .   7
               1.41 "Liabilities" . . . . . . . . . . . . . . .   7
               1.42 "Lien"  . . . . . . . . . . . . . . . . . .   7
               1.43 "Material Adverse Effect" . . . . . . . . .   7
               1.44 "PBGC"  . . . . . . . . . . . . . . . . . .   8
               1.45 "Permitted Encumbrances"  . . . . . . . . .   8
               1.46 "Person"  . . . . . . . . . . . . . . . . .   9
               1.47 "Preferred Stock" . . . . . . . . . . . . .   9
               1.48 "Quarterly Statement" . . . . . . . . . . .   9
               1.49 "Real Estate" . . . . . . . . . . . . . . .   9
               1.50 "Release" . . . . . . . . . . . . . . . . .   9
               1.51 "Reserve Liabilities" . . . . . . . . . . .   9
               1.52 "SAP" . . . . . . . . . . . . . . . . . . .   9
               1.53 "SAP Statements"  . . . . . . . . . . . . .  10
               1.54 "Subsidiaries"  . . . . . . . . . . . . . .  10
               1.55 "subsidiary"  . . . . . . . . . . . . . . .  10
               1.56 "Taxes"   . . . . . . . . . . . . . . . . .  10
               1.57 "Tax Returns" . . . . . . . . . . . . . . .  10

                                  ARTICLE II
                                  THE MERGER  . . . . . . . . .  11

               2.1 The Merger . . . . . . . . . . . . . . . . .  11
               2.2 Closing  . . . . . . . . . . . . . . . . . .  11
               2.3 Effective Time . . . . . . . . . . . . . . .  11
               2.4 Effects of the Merger  . . . . . . . . . . .  12
               2.5 Certificate of Incorporation and Bylaws  . .  12
               2.6 Directors  . . . . . . . . . . . . . . . . .  12
               2.7 Officers . . . . . . . . . . . . . . . . . .  12

                                 ARTICLE III
               EFFECT OF THE MERGER ON THE CAPITAL STOCK
               OF THE CONSTITUENT CORPORATIONS; EXCHANGE
               OF CERTIFICATES  . . . . . . . . . . . . . . . .  12

               3.1 Effect on Capital Stock  . . . . . . . . . .  12
               3.2 Exchange of Certificates . . . . . . . . . .  16

                                  ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF DELTA  . .  18

               4.1 Organization, Standing and Corporate Power .  18
               4.2 Acquired Companies . . . . . . . . . . . . .  18
               4.3 Capital Structure  . . . . . . . . . . . . .  19
               4.4 Authority  . . . . . . . . . . . . . . . . .  20
               4.5 No Subsidiaries  . . . . . . . . . . . . . .  21
               4.6 No Conflicts or Violations . . . . . . . . .  21
               4.7 Books and Records  . . . . . . . . . . . . .  22
               4.8 Financial Statements . . . . . . . . . . . .  22
               4.9 Reserves . . . . . . . . . . . . . . . . . .  23
               4.10 Absence of Changes  . . . . . . . . . . . .  24
               4.11 No Undisclosed Liabilities  . . . . . . . .  28
               4.12 Taxes . . . . . . . . . . . . . . . . . . .  28
               4.13 Litigation  . . . . . . . . . . . . . . . .  34
               4.14 Compliance with Laws  . . . . . . . . . . .  35
               4.15 Benefit Plans, ERISA  . . . . . . . . . . .  40
               4.16 Properties  . . . . . . . . . . . . . . . .  42
               4.17 Contracts . . . . . . . . . . . . . . . . .  44
               4.18 Threats of Cancellation . . . . . . . . . .  47
               4.19 Licenses and Permits  . . . . . . . . . . .  48
               4.20 Operations Insurance  . . . . . . . . . . .  48
               4.21 Intercompany Liabilities  . . . . . . . . .  49
               4.22 Bank Accounts . . . . . . . . . . . . . . .  49
               4.23 Brokers . . . . . . . . . . . . . . . . . .  49
               4.24 Disclosure  . . . . . . . . . . . . . . . .  49
               4.25 Stockholders and Related Matters  . . . . .  50

                                  ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF AMERUS . .  51

               5.1 Organization of AmerUs and Sub . . . . . . .  51
               5.2 Authority of AmerUs and Sub  . . . . . . . .  51
               5.3 Organization of Designated Subsidiaries  . .  51
               5.4 No Conflicts or Violations . . . . . . . . .  52
               5.5 Financing  . . . . . . . . . . . . . . . . .  53
               5.6 Brokers  . . . . . . . . . . . . . . . . . .  53
               5.7 Disclosure . . . . . . . . . . . . . . . . .  53

                                  ARTICLE VI
                              COVENANTS OF DELTA  . . . . . . .  54
               6.1 Lender and Regulatory Approvals  . . . . . .  54
               6.2 HSR Filings  . . . . . . . . . . . . . . . .  54
               6.3 Investigation by AmerUs  . . . . . . . . . .  55
               6.4 No Negotiations, etc.  . . . . . . . . . . .  55
               6.5 Conduct of Business  . . . . . . . . . . . .  57
               6.6 Financial Statements and Reports . . . . . .  59
               6.7 Investments  . . . . . . . . . . . . . . . .  60
               6.8 Employee Matters . . . . . . . . . . . . . .  60
               6.9 No Charter Amendments  . . . . . . . . . . .  62
               6.10 No Issuance of Securities . . . . . . . . .  62
               6.11 No Dividends  . . . . . . . . . . . . . . .  62
               6.12 No Disposal of Property . . . . . . . . . .  62
               6.13 No Breach or Default  . . . . . . . . . . .  63
               6.14 No Indebtedness . . . . . . . . . . . . . .  63
               6.15 No Acquisitions . . . . . . . . . . . . . .  63
               6.16 Liabilities to Delta Affiliates . . . . . .  63
               6.17 Tax Matters . . . . . . . . . . . . . . . .  64
               6.18 Notice and Cure . . . . . . . . . . . . . .  64
               6.19 Supplements to Schedules  . . . . . . . . .  64
               6.20 Stockholders Agreement  . . . . . . . . . .  64
               6.21 Stockholder Approval  . . . . . . . . . . .  65
               6.22 WARN Act Notification . . . . . . . . . . .  65
               6.23 London Life Reinsurance Company
                    Negotiations  . . . . . . . . . . . . . . .  65

                                 ARTICLE VII
                  COVENANTS AND CERTAIN AGREEMENTS OF AMERUS  .  66

               7.1 Regulatory Approvals . . . . . . . . . . . .  66
               7.2 HSR Filings  . . . . . . . . . . . . . . . .  66
               7.3 Notice and Cure  . . . . . . . . . . . . . .  66
               7.4 Employment and Consulting Agreements . . . .  67

                                 ARTICLE VIII
                 CONDITIONS TO OBLIGATIONS OF AMERUS AND SUB  .  67

               8.1 Representations and Warranties . . . . . . .  67
               8.2 Performance  . . . . . . . . . . . . . . . .  67
               8.3 Officer's Certificates . . . . . . . . . . .  68
               8.4 HSR Act Approval . . . . . . . . . . . . . .  68
               8.5 No Injunction  . . . . . . . . . . . . . . .  68
               8.6 No Proceeding or Litigation  . . . . . . . .  69
               8.7 Consents, Authorizations, etc. . . . . . . .  69
               8.8 No Adverse Change  . . . . . . . . . . . . .  69
               8.9 Conformity With Annual Statement . . . . . .  70
               8.10 Opinion of Counsel  . . . . . . . . . . . .  70
               8.11 Stockholder Matters . . . . . . . . . . . .  70
               8.12 Dissenters' Rights  . . . . . . . . . . . .  70
               8.13 Employment and Non-Compete Agreement  . . .  70
               8.14 Severance Arrangements  . . . . . . . . . .  70

                                  ARTICLE IX
                      CONDITIONS TO OBLIGATIONS OF DELTA  . . .  71

               9.1 Representations and Warranties . . . . . . .  71
               9.2 Performance  . . . . . . . . . . . . . . . .  71
               9.3 Officer's Certificates . . . . . . . . . . .  71
               9.4 HSR Act Approval.  . . . . . . . . . . . . .  72
               9.5 Merger Consideration . . . . . . . . . . . .  72
               9.6 No Injunction  . . . . . . . . . . . . . . .  72
               9.7 Consents, Authorizations, etc. . . . . . . .  72
               9.8 Opinion of Counsel.  . . . . . . . . . . . .  72

                                  ARTICLE X
                       SURVIVAL OF PROVISIONS; REMEDIES . . . .  72

               10.1 Survival  . . . . . . . . . . . . . . . . .  72
               10.2 Available Remedies. . . . . . . . . . . . .  72

                                  ARTICLE XI
                                 TERMINATION  . . . . . . . . .  73

               11.1 Termination . . . . . . . . . . . . . . . .  73
               11.2 Effect of Termination . . . . . . . . . . .  75

                                 ARTICLE XII
                                   NOTICES  . . . . . . . . . .  77

               12.1 Notices . . . . . . . . . . . . . . . . . .  77

                                 ARTICLE XIII
                                MISCELLANEOUS . . . . . . . . .  78

               13.1 Entire Agreement  . . . . . . . . . . . . .  78
               13.2 Expenses  . . . . . . . . . . . . . . . . .  79
               13.3 Public Announcements  . . . . . . . . . . .  79
               13.4 Confidentiality . . . . . . . . . . . . . .  80
               13.5 Further Assurances  . . . . . . . . . . . .  80
               13.6 Waiver  . . . . . . . . . . . . . . . . . .  81
               13.7 Amendment . . . . . . . . . . . . . . . . .  81
               13.8 Counterparts; Facsimile Signatures  . . . .  81
               13.9 No Third Party Beneficiary  . . . . . . . .  81
               13.10 Governing Law  . . . . . . . . . . . . . .  81
               13.11 Binding Effect . . . . . . . . . . . . . .  82
               13.12 Assignment Limited . . . . . . . . . . . .  82
               13.13 Headings, Gender, etc. . . . . . . . . . .  82
               13.14 Invalid Provisions.  . . . . . . . . . . .  82




                         AGREEMENT AND PLAN OF MERGER

                    AGREEMENT AND PLAN OF MERGER dated as of
          August 13, 1997, among AmerUs Life Holdings, Inc., an Iowa corporation ("AmerUs", also sometimes referred to herein as "Acquiror"), AmerUs Acquisition Corporation, a Delaware corporation ("Sub") and a wholly owned subsidiary of AmerUs, and Delta Life Corporation, a Delaware corporation ("Delta").

                    WHEREAS, Delta owns all of the issued and outstanding common stock of Delta Life and Annuity
          Company ("Delta Insurance"), a Tennessee life insurance company.

                    WHEREAS the respective Boards of Directors of AmerUs, Sub and Delta have approved the acquisition of Delta by AmerUs on the terms and subject to the conditions set forth in this Agreement and Plan of Merger;

                    WHEREAS, on the basis of its financial
          condition Acquiror has demonstrated to the satisfaction of Delta its financial capability of performing its obligations under this Agreement and the Board of Directors of Delta has negotiated the transaction to provide that the obtaining of financing by Acquiror is not a condition to consummation of the Merger, which was an important factor to the Delta Board of Directors in approving the Merger and this Agreement;

                    WHEREAS, the respective Boards of Directors of AmerUs, Sub, and Delta have approved the merger of Sub into Delta, as set forth below (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of Delta Common Stock Class A, par value $1.00 per share (the "Common Stock Class A"), each issued and outstanding share of Delta Common Stock Class B, par value $1.00 (the "Common Stock Class B") (Common Stock Class A and Common Stock Class B are sometimes herein referred to as "Common Stock"), each issued and outstanding share of Series B Convertible Preferred Stock of Delta, par value $.01 per share ("Series B Preferred Stock"), each issued and outstanding share of Series C Convertible Preferred Stock of Delta, par value $.01 per share ("Series C Preferred Stock"), and each issued and outstanding share of Series D Convertible Preferred Stock of Delta, par value $.01 per share ("Series D Preferred Stock") (Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock are sometimes herein referred to as "Preferred Stock"), other than Dissenting Shares (as defined in Section 3.1(d)) will be converted into the right to receive $65.25 per share, in all cases without interest;

                    WHEREAS as an inducement for AmerUs and Sub to enter into this Agreement, and in partial consideration of the representations, warranties, covenants and agreements of AmerUs and Sub contained herein, certain stockholders of Delta have entered into Voting Agreements, dated the date hereof, between each such stockholder and AmerUs (the "Voting Agreements"); and

                    WHEREAS AmerUs, Sub and Delta desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

                    NOW, THEREFORE, in consideration of the
          representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                  ARTICLE I
          DEFINITIONS

                    The capitalized terms used in this Agreement and not defined herein shall have the meanings set forth below. Other terms are also defined in the text of the Agreement. Unless the context otherwise requires, such capitalized terms shall include the singular and plural and the conjunctive and disjunctive forms of the terms defined.

                    1.1 "AFFILIATE" shall mean any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Person specified.

                    1.2 "AGREEMENT" shall mean this Agreement and Plan of Merger, together with the exhibits attached hereto, the Disclosure Schedule, and the other agreements and documents to be executed and delivered pursuant hereto.

                    1.3 "ANNUAL STATEMENT" shall mean any annual statement of Delta Insurance filed with or submitted to the insurance regulatory authority in the state in which Delta Insurance is domiciled on forms prescribed or permitted by such authority.

                    1.4 "ACQUIRED COMPANIES" shall mean Delta and any subsidiary of Delta, all of which under the terms of this Agreement are being acquired by AmerUs, Sub or a Designated Subsidiary.

                    1.5 "ACQUIROR" shall have the meaning ascribed to it in the preamble of this Agreement.

                    1.6 "ASSETS AND PROPERTIES" shall mean all assets or properties of every kind, nature, character, and description (whether real, personal, or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed, or otherwise, and wherever situated) as now operated, owned, or leased by a specified Person, including without limitation cash, cash equivalents, securities, accounts and notes receivable, real estate, equipment, furniture, fixtures, insurance or annuities in force, goodwill, and going concern value.

                    1.7 "AVR" shall mean the asset valuation reserve required by insurance regulatory authorities to stabilize statutory surplus from non interest-related fluctuations in the market value of bonds, stocks, mortgage loans, real estate and other invested assets.

                    1.8 "BENEFIT PLANS" shall mean all Employee
          Pension Benefit Plans, all Employee Welfare Benefit Plans, all stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, and other stock plans (whether qualified or non-qualified), and all other pension, welfare, severance, retirement, bonus, deferred compensation, incentive compensation, insurance (whether life, accident and health, or other and whether key man, group, workers compensation, or other), profit sharing, disability, thrift, day care, legal services, leave of absence, layoff, and supplemental or excess benefit plans, and all other benefit Contracts, arrangements, or procedures having the effect of a plan, in each case existing on or before the Closing Date under which Delta or Delta Insurance is or may hereafter become obligated in any manner (including without limitation obligations to make contributions or other payments) and which cover some or all of the Delta Employees.

                    1.9 "BOOKS AND RECORDS" shall mean all
          accounting, financial reporting, Tax, business, marketing, corporate, and other files, documents, instruments, papers, books, and records of a specified Person, including without limitation financial statements, budgets, projections, ledgers, journals, deeds, titles, policies, manuals, minute books, stock certificates and books, stock transfer ledgers, Contracts, franchises, permits, agency lists, policyholder lists, supplier lists, complaint lists, underwriting manuals, correspondence files, marketing and sales materials, reports, computer files, retrieval programs, operating data or plans, and environmental studies or plans.

                    1.10 "BUSINESS DAY" shall mean a day other than Saturday, Sunday, or any day on which the principal commercial banks located in New York are authorized or obligated to close under the Laws of New York.

                    1.11 "CERCLA" shall mean the Comprehensive
          Environmental Response, Compensation and Liability Act.

                    1.12 "CLOSING" shall mean the closing of the transactions contemplated by this Agreement as provided in Section 2.2 hereof.

                    1.13 "CLOSING DATE" shall have the meaning ascribed to it in Section 2.2.

                    1.14 "CODE" shall mean the Internal Revenue
          Code of 1986, as amended (including without limitation any successor code), and the rules and regulations promulgated thereunder.

                    1.15 "COMMON STOCK" shall have the meaning ascribed to it in the Preamble.

                    1.16 "COMMON STOCK CLASS A" shall have the meaning ascribed to it in the Preamble.

                    1.17 "COMMON STOCK CLASS B" shall have the meaning ascribed to it in the Preamble.

                    1.18 "CONTRACT" shall mean any agreement, lease, sublease, license, sublicense, promissory note, evidence of indebtedness, insurance policy, annuity contract, reinsurance agreement or other contract or commitment (whether written or oral).

                    1.19 "DELTA AFFILIATE" shall mean (a) each
          Affiliate of Delta, (b) each holder of 5% or more of any class of capital stock of Delta, (c) each executive officer or director of an Acquired Company and (d) each of their respective Affiliates.

                    1.20 "DELTA EMPLOYEE" shall mean any present or former officer, director, employee, agent, regional director, consultant or other similar representative of any Acquired Company, or any predecessor thereof.

                    1.21 "DELTA EMPLOYEE STOCK OPTION" shall have the meaning ascribed to it in Section 3.1(e).

                    1.22 "DELTA STOCK PLAN" shall mean Delta Life Corporation's 1993 Long-Term Incentive Plan, as amended by Agreement dated January 4, 1995, the Second Amended and Restated 1989 Delta Life Corporation Stock Option Plan and the Delta Life Corporation Amended and Restated 1987 Stock Option Plan.

                    1.23 "DESIGNATED SUBSIDIARY" shall mean any direct or indirect subsidiary organized by the Acquiror or its assigns that is designated by the Acquiror pursuant to Section 2.1 in a writing delivered to Delta at or before the Closing.

                    1.24 "DGCL" shall mean the General Corporation Law of the State of Delaware.

                    1.25 "DISCLOSURE SCHEDULE" shall mean the schedule dated as of the date of this Agreement and furnished by Delta to the Acquiror, and containing all lists, descriptions, exceptions, and other information and materials as are required to be included therein pursuant to this Agreement.

                    1.26 "EMPLOYEE BENEFIT PLAN" shall mean each employee pension benefit plan (whether or not insured), as defined in Section 3(2) of ERISA, which is or was in existence on or before the Closing Date and to which any Acquired Company is or would hereafter become obligated in any manner as an employer.

                    1.27 "EMPLOYEE WELFARE BENEFIT PLAN" shall mean each employee welfare benefit plan (whether or not insured), as defined in Section 3(1) of ERISA, which is or was in existence on or before the Closing Date and to which any Acquired Company is or would hereafter become obligated in any manner as an employer.

                    1.28 "ENVIRONMENTAL LAWS" shall mean any Federal, state or local law, statute, ordinance or regulation pertaining to health, industrial hygiene, or the environmental condition on or under any property including, without limitation, CERCLA and the Toxic Substance Control Act, and the rules and regulations thereunder.

                    1.29 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended (including without limitation any successor act), and the rules and regulations promulgated thereunder.

                    1.30 "ERISA AFFILIATE" shall mean any Person under common control (as defined in Section 414 of the Code) with any of the Acquired Companies.

                    1.31 "ESCROW AGENT" shall mean First Tennessee Bank National Association, Memphis, Tennessee.

                    1.32 "GAAP" shall mean generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

                    1.33 "GAAP STATEMENTS" shall mean the
          consolidated financial statements of the Acquired
          Companies prepared accordance with GAAP.

                    1.34 "HAZARDOUS SUBSTANCE" shall mean (I) any and all hazardous, toxic or dangerous waste, substance, pollutant, contaminant, radiation or material defined as such in (or deemed as such for purposes of) CERCLA, at the Closing Date, or any other Environmental Law and (II) any petroleum or petroleum-based products.

                    1.35 "HSR ACT" shall mean Section 7A of the
          Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976), as amended (including without limitation any successor act), and the rules and regulations promulgated thereunder.

                    1.36 "IMR" shall mean the interest maintenance reserve required by insurance regulatory authorities to capture interest-rate related realized capital gains and losses (net of Taxes) on fixed income investments.

                    1.37 "IRS" shall mean the United States
          Internal Revenue Service or any successor agency.

                    1.38 "KNOWLEDGE OF ACQUIROR" means the actual knowledge of or knowledge which would have been obtained in a reasonable investigation by an officer of AmerUs with responsibility (sole or shared) for the particular subject matter.

                    1.39 "KNOWLEDGE OF DELTA" means the actual knowledge of or knowledge which would have been obtained in a reasonable investigation by an officer of any Acquired Company with responsibility (sole or shared) for the particular subject matter.

                    1.40 "LAWS" shall mean all laws, statutes, ordinances, regulations, and other pronouncements having the effect of law of the United States of America or any state, commonwealth, city, county, municipality, court, tribunal, agency, government, department, commission, bureau, or instrumentality thereof.

                    1.41 "LIABILITIES" shall mean all debts, obligations, and other liabilities of a Person (whether absolute, accrued, contingent, fixed, or otherwise, or whether due or to become due) which are recognized as liabilities in accordance with SAP or GAAP, as the case may be.

                    1.42 "LIEN" shall mean any mortgage, pledge, assessment, security interest, lease, sublease, lien, adverse claim, levy, charge, covenant or other encumbrance of any kind, or any conditional sale Contract, title retention Contract, or other Contract to give or to refrain from giving any of the foregoing other than Permitted Encumbrances.

                    1.43 "MATERIAL ADVERSE EFFECT" shall mean, with respect to any Person, a material adverse effect on (I) the organization, existence, authority, capitalization, business, licenses, condition (financial or otherwise), cash flow, management, sales force, solvency, prospects, SAP results of operations, insurance or annuities in force, SAP capital and surplus, AVR, IMR, Liabilities, or Assets and Properties of such Person, or (II) the ability of such Person to perform its obligations under this Agreement.

                    1.44 "PBGC" shall mean the Pension Benefit
          Guaranty Corporation established under ERISA.

                    1.45 "PERMITTED ENCUMBRANCES" shall mean the following encumbrances: (i) Liens for Taxes or assessments or other governmental charges or levies, either not yet due and payable or to the extent that nonpayment thereof is expressly permitted by the terms of this Agreement; (ii) pledges or deposits securing obligations under worker's compensation, unemployment insurance, social security or public liability laws or similar legislation; (iii) pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any of the Acquired Companies is a party as lessee made in the ordinary course of business; (iv) deposits securing public or statutory obligations of any of the Acquired Companies;
          (v) workers', mechanics', suppliers', carriers', warehousemen's or other similar liens arising in the ordinary course of business and securing indebtedness aggregating not in excess of $100,000 at any time outstanding, not yet due and payable; (vi) deposits securing or in lieu of surety, appeal or customs bonds in proceedings to which any of the Acquired Companies is a party; (vii) pledges or deposits effected by any of the Acquired Companies as a condition to obtaining or maintaining any License of such Person; (viii) any attachment or judgment lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay; (ix) zoning restrictions, easements, licenses, or other restrictions on the use of real property or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such real property, leases or leasehold estates; and (x) Liens under the provisions of insurance policies and annuities in force and reinsurance and coinsurance contracts in force.

                    1.46 "PERSON" shall mean any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, trust, union, association, court, tribunal, agency, government, department, commission, self-regulatory organization, arbitrator, board, bureau, instrumentality, or other entity, enterprise, authority, or business organization.

                    1.47 "PREFERRED STOCK" shall have the meaning ascribed to it in the Preamble.

                    1.48 "QUARTERLY STATEMENT" shall mean (I) any quarterly statement of Delta prepared in accordance with GAAP, and (II) any quarterly statement of Delta Insurance prepared in accordance with SAP and filed with or submitted to the insurance regulatory authority in the state in which it is domiciled on forms prescribed or permitted by such authority.

                    1.49 "REAL ESTATE" means all real property and interests therein, including without limitation leasehold interests, owned or held at any time since January 1, 1992 by any Acquired Company or nominee thereof.

                    1.50 "RELEASE" shall mean any spilling,
          leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or other disposal in any amount into or onto the air, ground or surface water, land, or other parts of the environment, however caused, not permitted by or in compliance with Environmental Laws.

                    1.51 "RESERVE LIABILITIES" shall have the meaning ascribed to it in Section 4.9 hereof.

                    1.52 "SAP" shall mean the accounting practices required or permitted by the National Association of Insurance Commissioners and the insurance regulatory authority in the state in which Delta Insurance is domiciled, consistently applied throughout the specified period and in the immediately prior comparable period.

                    1.53 "SAP STATEMENTS" shall mean the Annual
          Statements, Quarterly Statements, and other financial statements and presentations of Delta Insurance prepared in accordance with SAP and delivered to the Acquiror pursuant to either or both of Sections 4.8 and 6.6 hereof.

                    1.54 "SUBSIDIARIES" shall mean all subsidiaries of Delta, including without limitation Delta Insurance and each such other subsidiary as of the date hereof listed in Section 4.5 of the Disclosure Schedule.

                    1.55 "SUBSIDIARY" shall mean each of those Persons, regardless of jurisdiction of organization, of which another Person, directly or indirectly through one or more subsidiaries, (I) owns beneficially securities having more than 50% of the voting power in the election of directors (or persons fulfilling similar functions or duties) of the owned Person (without giving effect to any contingent voting rights), or (II) controls as the general partner or managing member.

                    1.56 "TAXES" shall mean all taxes, charges, duties, fees, levies, or other similar assessments or Liabilities, including without limitation all net and gross income, gross receipts, ad valorem, premium, excise, real property, personal property, windfall profit, sales, use, transfer, license, withholding, employment, payroll, Phase III, profit, estimated, severance, stamp, occupation, value added, registration, environmental, workers compensation, social security and franchise taxes imposed by the United States of America, any possession thereof, or any state, county, local, or foreign government, or any subdivision, agency, or other similar Person of any of the foregoing; and such term shall include any interest, fines, penalties, correction fees, sanction amounts, assessments, or additions to tax relating to, resulting from, attributable to, or incurred in connection with any such tax or any contest or dispute thereof.

                    1.57 "TAX RETURNS" shall mean any report, return, information return, or other document (including any related or supporting information and any amendments thereto) filed or required to be filed with any federal, state, local, or foreign governmental entity or other authority in connection with the determination, assessment or collection of any Tax (whether or not such Tax is imposed on any Acquired Company) or the administration of any laws, regulations or administrative requirements relating to any Tax, or any statement required to be furnished to any Person under any Tax Law.

                                  ARTICLE II
                                  THE MERGER

                    2.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, Sub shall be merged with and into Delta at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Sub shall cease and Delta shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Delta in accordance with the DGCL. At the election of AmerUs, any direct or indirect wholly owned subsidiary of AmerUs may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing.

                    2.2 CLOSING. The Closing of the Merger will take place (subject to the satisfaction or waiver of all the conditions set forth in Articles VIII and IX hereof) at 10:00 a.m. on a date to be specified by AmerUs or Sub not more than five Business Days following the satisfaction or waiver of those conditions set forth in Articles VIII and IX capable of being satisfied prior to the Closing (the "Closing Date"), at the offices of Delta in Memphis, Tennessee. The parties agree to use all reasonable efforts to cause the Closing to occur on or before September 30, 1997.

                    2.3 EFFECTIVE TIME. On the Closing Date, or as soon as practicable thereafter, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other later time as Sub and Delta shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

                    2.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the applicable provisions of Delaware law, including Section 259 of the DGCL.

                    2.5 CERTIFICATE OF INCORPORATION AND BYLAWS.
          (a) The Second Amended and Restated Certificate of Incorporation of Delta, as in effect immediately prior to the Effective Time of the Merger, shall become the Certificate of Incorporation of the Surviving Corporation after the Effective Time, and thereafter may be amended in accordance with its terms and as provided by law and this Agreement.

                    (b) The By-laws of Delta as in effect on the Effective Time shall become the By-laws of the Surviving Corporation.

                    2.6  DIRECTORS.  The directors of Sub
          immediately prior to the Effective Time shall become the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The directors of Delta and each Subsidiary will tender their resignations at the Closing.

                    2.7 OFFICERS.  The officers of Delta
          immediately prior to the Effective Time shall become the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                 ARTICLE III
               EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
              CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

                    3.1 EFFECT ON CAPITAL STOCK.   As of the
          Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Delta Common Stock or Preferred Stock or any shares of capital stock of Sub:

                    (a) Capital Stock of Sub. Each share of the capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Common Stock.

                    (b)  Cancellation of Subsidiary Stock.  Each
          share of Delta Common Stock that is owned by AmerUs or any subsidiary thereof or by any subsidiary of Delta shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

                    (c) Conversion of Common Stock and Preferred Stock. Subject to Section 3.1(e) and Section 13.2, each issued and outstanding share of Common Stock and Preferred Stock shall be converted into the right to receive from the Surviving Corporation in cash, without interest, $65.25 per share (the "Merger Consideration"). As of the Effective Time, all such shares of Common Stock and Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Common Stock or Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

                    (d)  Shares of Dissenting Holders.
          Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Common Stock and Preferred Stock shall not be converted into the right to receive the Merger Consideration unless and until the holder shall have failed to perfect or shall have effectively withdrawn or lost his right to dissent from the Merger under the DGCL. If any such holder shall have so failed to perfect or have effectively withdrawn or lost such right, such holder's Common Stock and/or Preferred Stock, as applicable, shall thereupon be converted into the right to receive the Merger Consideration. Delta shall give AmerUs (i) prompt notice of any notice or demands for appraisal or payment for shares of Common Stock or Preferred Stock received by Delta, and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices. Delta shall not, without the prior written consent of AmerUs, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

                    (e)  Delta Equity-Based Awards.  Immediately
          prior to the Effective Time, each outstanding option to purchase Common Stock granted under the Delta Stock Plans (each, a "Delta Employee Stock Option") and each outstanding stock appreciation right granted under Delta's 1993 Stock Appreciation Rights Plan (each, a "SAR") shall be cancelled and each holder of a Delta Employee Stock Option or SAR as of such date, whether or not then vested, or in the case of a Delta Employee Stock Option, exercisable, shall be paid for such Delta Employee Stock Option or SAR, as the case may be, cash equal to the excess of the Merger Consideration over the sum of (x) the exercise price of such Delta Employee Stock Option or the grant price of such SAR, as the case may be, plus (y) the applicable amount required to be withheld for applicable Taxes. Any Delta Employee Stock Option or SAR that is not "in-the-money" shall be cancelled and cease to exist, and no cash or other consideration shall be paid or payable in exchange therefor. A Delta Employee Stock Option or SAR shall be "in-the-money" if the exercise price or grant price is less than the Merger Consideration. The cancellation of a Delta Employee Stock Option or SAR or the surrender of any Delta Employee Stock Option or SAR to Delta in exchange for the consideration provided herein, in each case, shall be deemed a release of any and all rights the holder had or may have had in such Delta Employee Stock Option or SAR. For purposes of this subsection (e), the term "grant price" means, with respect to a SAR, the specified price of Common Stock set forth in the agreement with respect to such SAR at the time the SAR was granted.

                    (f) Delta Employee Termination Payments. (i) Set forth on Exhibit 3.1(f)(i) attached hereto is a list of certain Delta Employees who have employment agreements with Delta or one of its Subsidiaries that provide termination or severance payments in the event of a change of control. Each such Delta Employee's employment agreement shall be amended prior to Closing to provide that the termination payments will be reduced as necessary to assure that the aggregate payments to each such Delta Employee that are contingent on a change in ownership or control will not reach the threshold for parachute payments under section 280G(b)(2)(A)(ii) of the Code.

                         (ii)  Set forth on Exhibit 3.1(f)(ii)
          attached hereto is a list of certain Delta Employees who have employment agreements with Delta or one of its Subsidiaries that provide termination or severance payments in the event of a change of control, which agreements were amended by Delta and such Delta Employees effective as of July 31, 1997. The terms and conditions of each such Delta Employee's employment agreement, as so amended, shall remain in full force and effect before, on and after the Closing Date.

                         (iii) Exhibit 3.1(f)(iii) attached hereto sets forth the name of one Delta Employee who has an employment agreement with Delta that provides termination or severance payments in the event of a change of control. At Closing, such Delta Employee shall enter into a mutually acceptable Employment and Non-Competition Agreement with Delta, and such Delta Employee shall not be "deemed" terminated for purposes of his employment agreement.

                         (iv) Exhibit 3.1(f)(iv) attached hereto
          sets forth the names of certain former Delta Employees who had employment agreements with Delta or one of its Subsidiaries that provided termination or severance payments in the event of a change of control. Upon the Closing Date, such Delta Employees shall receive the change of control termination payments set forth in their respective employment agreements net of any other termination payments such Delta Employees have received through the Closing Date.

                         (v) Exhibit 3.1(f)(v) attached hereto is the name of a certain Delta Employee who has an employment agreement with Delta or one of its Subsidiaries that provides termination or severance payments of six months' then current salary in the event of a sale of Delta. Such Delta Employee shall receive the payments described in her employment agreement on the terms and conditions set forth therein.

                    (g) Payment of Accrued Dividend. Immediately prior to the Effective Time, each issued and outstanding share of Preferred Stock shall be paid a final dividend in an amount equal to the regular dividend accrued thereon from the preceding dividend payment date to the Effective Time.

                    (h)  Net Payments.  The amount of any Merger
          Consideration paid to any employees or agents of Delta or any Acquired Company for shares of Common Stock or Preferred Stock securing loans made to them by Delta or an Acquired Company shall be paid net of the principal amount of, and accrued interest on, any such loan at Closing.

                    3.2 EXCHANGE OF CERTIFICATES.

                    (a)  Exchange Procedure.  Prior to the
          Effective Time, Delta shall provide to each holder of record of a certificate or certificates representing outstanding shares of Common Stock and/or Preferred Stock (the "Certificates"), whose shares are to be converted into the right to receive the Merger Consideration pursuant to Section 3.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Surviving Corporation and shall be in such form and have such other provisions as AmerUs may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration, which in the case of both (i) and (ii) shall be satisfactory in form and substance to AmerUs. On the Closing Date, AmerUs or Sub shall deposit with the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement attached hereto as Exhibit 3.2, in good funds, the Merger Consideration payable with respect to each issued and outstanding share of Common Stock and Preferred Stock which is convertible into the right to receive Merger Consideration pursuant to Section 3.1. Upon surrender of a Certificate for cancellation to the Escrow Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required, and satisfaction of the conditions to payment set forth in the Escrow Agreement, the holder of such Certificate shall be paid in exchange therefor the amount of cash into which the shares of Common Stock and Preferred Stock theretofore represented by such Certificate shall have been converted pursuant to Section 3.1, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Common Stock or Preferred Stock which is not registered in the transfer records of Delta, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Escrow Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Common Stock or Preferred Stock theretofore represented by such Certificate shall have been converted pursuant to Section 3.1. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. Any funds deposited with the Escrow Agent which remain undistributed to the former holders of the Certificates representing shares of Common Stock or Preferred Stock for 180 days after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any former holders of shares of Common Stock or Preferred Stock who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for payment of their claim for any Merger Consideration, without any interest thereon.

                    (b)  No Further Ownership Rights in Common
          Stock and Preferred Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock and Preferred Stock theretofore represented by such Certificates, and, from and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock and Preferred Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article III, except as otherwise provided by law.

                    (c) No Liability. None of AmerUs, Sub, Delta, Delta Insurance or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                    (d) Maximum Merger Consideration. In no event shall the aggregate Merger Consideration to be paid in exchange for all shares of Common Stock, Preferred Stock, and in respect of the Delta Employee Stock Options, exceed $162,941,098.

                                  ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF DELTA

                    Delta hereby represents and warrants to AmerUs and Sub as follows:

                    4.1 ORGANIZATION, STANDING AND CORPORATE POWER. Each Acquired Company is a corporation, partnership or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite power and authority to carry on its business as now being conducted. Each Acquired Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified (individually or in the aggregate) would not have a Material Adverse Effect. Delta has made available to AmerUs complete and correct copies of its Second Amended and Restated Certificate of Incorporation and By-laws and, to the extent requested by AmerUs, the certificates of incorporation and by-laws or comparable organization documents of the Acquired Companies, in each case as amended to the date of this Agreement. Delta is not in violation of any provision of its Second Amended and Restated Certificate of Incorporation or By-laws, and no Acquired Company is in violation of any provisions of its certificate of incorporation, by-laws or comparable organizational documents, except to the extent that such violations would not, individually or in the aggregate, have a Material Adverse Effect.

                    4.2 ACQUIRED COMPANIES.  Section 4.2 of the
          Disclosure Schedule lists each Acquired Company and the ownership or interest therein of Delta. Except as disclosed in Section 4.2 of the Disclosure Schedule, all the outstanding shares of capital stock of each Acquired Company have been validly issued and are fully paid and nonassessable and are owned by Delta or by a Subsidiary of Delta, free and clear of all Liens. Except for the capital stock of the Acquired Companies and except for the ownership interests set forth in Section 4.2 of the Disclosure Schedule, Delta does not own, directly or indirectly, any capital stock or other ownership interest, with a fair market value as of the date of this Agreement greater than $100,000, in any Person.

                    4.3 CAPITAL STRUCTURE. The authorized capital stock of Delta (the "Delta Capital Stock") consists of 15,000,000 shares of Common Stock Class A, 1,650,000 shares of Common Stock Class B, 600,000 shares of Series A Preferred Stock, 700,000 shares of Series B Preferred Stock, 300,000 shares of Series C Preferred Stock, and
          58,718 shares of Series D Preferred Stock.   Except as
          set forth in Section 4.3 of the Disclosure Schedule, as of the date of this Agreement and at the Effective Time:
          (i) 1,069,850 shares of Common Stock Class A are outstanding, 720,746 shares of Common Stock Class B are outstanding, no shares of Series A Preferred Stock are outstanding, 319,065 shares of Series B Preferred Stock are outstanding, 205,200 shares of Series C Preferred Stock are outstanding and 58,718 shares of Series D Preferred Stock are outstanding, all of which were validly issued, fully paid and nonassessable, and no shares of any other series of Delta Capital Stock were outstanding; (ii) 0 shares of Common Stock are held by Delta in its treasury; and (iii) 471,098 shares of Common Stock Class A are issuable upon the exercise of outstanding Delta Employee Stock Options. Except as set forth on Section 4.3 of the Disclosure Schedule, no shares of capital stock or other voting securities of Delta (other than as set forth in the preceding sentence) are issued, reserved for issuance or outstanding.
          Section 4.3 of the Disclosure Schedule sets forth a true, complete and accurate list of all outstanding, unexercised Delta Employee Stock Options and SARs, and the respective exercise prices and grant prices therefor. Except as set forth above, there are not any bonds, debentures, notes or other indebtedness of Delta having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Delta must vote. Except as set forth above and except as set forth in Section 4.3 of the Disclosure Schedule, there are not any options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (collectively, "Options") to which any Acquired Company is a party or by which any of them is bound relating to the issued or unissued capital stock of any Acquired Company, or obligating any Acquired Company to issue, transfer, grant or sell any shares of capital stock or other equity interests in, or securities convertible or exchangeable for any capital stock or other equity interests in, any Acquired Company or obligating any Acquired Company to issue, grant, extend or enter into any such Options. All shares of Delta Capital Stock that are subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 4.3 of the Disclosure Schedule, as of the date of this Agreement, there are not any outstanding contractual obligations of any Acquired Company to repurchase, redeem or otherwise acquire any shares of capital stock of any Acquired Company, or make any investment in excess of $100,000 (in the form of a loan, capital contribution or otherwise) in, any Acquired Company or any other person.

                    4.4 AUTHORITY. (a) Delta has all requisite corporate power and authority to enter into this Agreement and, except as otherwise indicated herein, subject to the approval of its stockholders, to consummate the transactions contemplated by this Agreement. The Board of Directors of Delta has unanimously approved this Agreement and the transactions contemplated by this Agreement, has determined that this Agreement and the transactions contemplated hereby (including, without limitation, the Merger) are fair to and in the best interests of the stockholders of Delta, and has resolved to recommend to the stockholders that they approve this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement by Delta and the consummation by Delta of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Delta, subject to stockholder approval and compliance with the Stockholders' Agreement (as defined in Section 4.25(b) hereof), if and to the extent that such Stockholders' Agreement contains provisions that are determined to be applicable to the Merger. This Agreement has been duly executed and delivered by Delta and, assuming the due authorization, execution and delivery by each of AmerUs and Sub, constitutes a valid and binding obligation of Delta, enforceable against Delta in accordance with its terms.

                    (b) The Board of Directors of Delta has duly approved the transactions contemplated by this Agreement for purposes of Section 203 of the DGCL such that the provisions of Section 203 of the DGCL will not apply to the transactions contemplated by this Agreement.

                    4.5 NO SUBSIDIARIES.  Except for the
          subsidiaries disclosed in Section 4.5 of the Disclosure Schedule, each Acquired Company has no subsidiaries and does not control (whether directly or indirectly, whether through the ownership of securities or by Contract or proxy or otherwise, and whether alone or in combination with others) any corporation, partnership, business organization, or other similar Person. For purposes of this Section, "control" shall mean the right to elect a majority of the Board of Directors or other governing body of any such entity or Person or otherwise manage, direct or govern the business operations of such entity or Person.

                    4.6 NO CONFLICTS OR VIOLATIONS. Subject to the items set forth in Section 4.6 of the Disclosure Schedule the execution and delivery of this Agreement by Delta does not, and the performance by Delta of its obligations under this Agreement will not:

                    (a) violate any term or provision of any Law or any writ, judgment, decree, injunction, or similar order applicable to any Acquired Company;

                    (b) conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, any of the terms, conditions or provisions of the articles or certificate of incorporation or by-laws of Delta;

                    (c)  result in the creation or imposition of
               any Lien upon any Acquired Company or any of their respective Assets and Properties that individually or in the aggregate with any other Liens has or would reasonably be expected to have a Material Adverse Effect on any Acquired Company;

                    (d) conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or give to any Person any right of termination, cancellation, acceleration, or modification in or with respect to, any Contract to which any Acquired Company is a party or by which any of their respective Assets or Properties may be bound and as to which any such conflicts, violations, breaches, defaults, or rights individually or in the aggregate have or would reasonably be expected to have a Material Adverse Effect on any Acquired Company; or

                    (e) require any Acquired Company to obtain any consent, approval, or action of, or make any filing with or give any notice to, any Person (including pursuant to any Laws) except those which the failure to obtain, make, or give individually or in the aggregate with any other such failures would not have a Material Adverse Effect on any Acquired Company. Section 4.6(e) of the Disclosure Schedule contains a true, accurate and complete list of all consents, approvals, actions, filings and notices required in connection with the execution, delivery and performance of this Agreement by Delta under any Laws.

                    4.7 BOOKS AND RECORDS. The minute books and other similar records of each Acquired Company contain a record, which is true and complete in all material respects, of all formal action taken at all meetings and by all written consents in lieu of meetings of stockholders, Boards of Directors, and each committee thereof, with respect to each Acquired Company. The Books and Records of each Acquired Company accurately reflect in all material respects the business and financial condition of Delta and each such Acquired Company, and have been maintained in all material respects in accordance with good business and bookkeeping practices.

                    4.8 FINANCIAL STATEMENTS. Delta has previously delivered to the Acquiror, or will have delivered to the Acquiror upon completion, true and complete copies of the following financial statements (the "Financial
          Statements"):

                    (a)  audited (i) annual GAAP Statements for
               Delta and (ii) Annual Statements for Delta
               Insurance, for each of the years ended December 31, 1992, 1993, 1994, 1995, and 1996, including all the notes relating thereto; and

                    (b) unaudited Quarterly Statements for Delta and Delta Insurance, for each of the first three quarters of each of 1995 and 1996, and the first quarter of 1997, including all the notes relating thereto.

                    Each such Financial Statement (and the notes relating thereto), and each quarterly GAAP Statement and Quarterly Statement delivered by Delta pursuant to
          Section 6.6, including without limitation each balance sheet and each of the statements of operations, capital and surplus account, and cash flow contained therein, is accurate, was prepared in accordance with SAP ("SAP Statements") or GAAP ("GAAP Statements"), as the case may be, is true and complete and presents fairly in all material respects the financial condition and results of operations and cash flows of Delta and its consolidated subsidiaries or Delta Insurance, as the case may be, as of the respective dates thereof or for the respective periods presented therein, subject, in the case of quarterly statements, to normal year-end adjustments. Each SAP Statement complied in all material respects with all applicable Laws when filed with the applicable insurance regulatory authority, and any deficiencies known to Delta or Delta Insurance with respect to any such SAP Statement have been cured or corrected to the satisfaction of such insurance regulatory authority.

                    4.9 RESERVES.

                    (a) Except as set forth in Section 4.9 of the Disclosure Schedule, all reserves and other liabilities with respect to insurance and annuities and for claims and benefits incurred but not reported ("Reserve Liabilities") as established or reflected in the SAP Statements of Delta Insurance were determined in accordance with generally accepted actuarial standards consistently applied, are fairly stated in accordance with sound actuarial principles, are based on actuarial assumptions that are in accordance with those called for by the provisions of the related insurance and annuity Contracts and in the related reinsurance, coinsurance and other similar Contracts of Delta Insurance, and meet in all material respects the requirements of the insurance Laws of its state of domicile. Adequate provision for all such Reserve Liabilities have been made (under generally accepted actuarial principles consistently applied) to cover the total amount of all reasonably anticipated matured and unmatured benefits, dividends, claims and other liabilities of Delta Insurance under all insurance and annuity Contracts under which Delta Insurance has any liability (including without limitation any liability arising under or as a result of any reinsurance, coinsurance or other similar Contract) on the respective dates of such SAP Statement based on then current information regarding interest earnings, mortality and morbidity experience, persistency and expenses. Delta Insurance owns assets that qualify as legal reserve assets under applicable insurance Laws in an amount at least equal to all such Reserve Liabilities; and

                    (b) Except as set forth in Section 4.9 of the Disclosure Schedule, adequate provision has been made for all estimated losses, settlements, costs and expenses from pending suits, actions and proceedings included in the December 31, 1996 Annual Statement and the latest Quarterly Statement, and the reserves and accrued Liabilities relating thereto were determined in accordance with SAP.

                    4.10 ABSENCE OF CHANGES. Except as disclosed in Section 4.10 of the Disclosure Schedule, since December 31, 1996: (i) there has not been, occurred, or arisen any change in, or any event (including without limitation any damage, destruction, or loss whether or not covered by insurance), condition, or state of facts of any character that individually or in the aggregate has or would reasonably be expected to have a Material Adverse Effect on any Acquired Company, (ii) each Acquired Company has operated only in the ordinary course of business and consistent with past practice, and (iii) (without limiting the generality of the foregoing) there has not been, occurred or arisen:

                    (a) any declaration, setting aside, or payment of any dividend or other distribution in respect of the capital stock of any Acquired Company or any direct or indirect redemption, purchase or other acquisition by any Acquired Company of any such stock or of any interest in or right to acquire any such stock;

                    (b) any employment, deferred compensation, or other salary, wage or compensation Contract entered into between any Acquired Company and any Delta Employee, except for normal and customary Contracts with agents and consultants in the ordinary course of business and consistent with past practice; or any increase in the salary, wages, or other compensation of any kind, whether current or deferred, of any Delta Employee, other than routine increases that were made in the ordinary course of business and consistent with past practice and that did not result in an increase of more than 10% of the respective salary, wages or compensation of any such Person, except for increases which relate to increases in production by agents consistent with the terms of their existing Contracts; or any creation of any Benefit Plan or any contribution to (other than a contribution made in the ordinary course of business and consistent with past practice) or amendment or modification of any Benefit Plan; or any election by or on behalf of any Acquired Company made pursuant to the provisions of any Benefit Plan to accelerate any payments, obligations or vesting schedules under any Benefit Plans;

                    (c) any issuance, sale or disposition by any Acquired Company of any debenture, note, stock or other security issued by such Acquired Company, or any modification or amendment of any right of the holder of any outstanding debenture, note, stock or other security issued by such Acquired Company;

                    (d)  any Lien created on or in any of the
               Assets and Properties of any Acquired Company or assumed by any Acquired Company with respect to any of such Assets and Properties which Lien related to Liabilities individually or in the aggregate exceeding $100,000;

                    (e) any prepayment of any Liabilities (other than pursuant to any insurance or annuity Contract) individually or in the aggregate exceeding $10,000;

                    (f) any Liability involving the borrowing of money by any Acquired Company, except in the ordinary course of business and consistent with past practice;

                    (g) any damage, destruction or loss (whether or not covered by insurance), but not including unrealized losses on investment securities, affecting any of the Assets and Properties of any Acquired Company which damage, destruction or loss individually exceeds $100,000;

                    (h)  any work stoppage, strike, labor
               difficulty or union organizational campaign (in process or, to the Knowledge of Delta, threatened) materially affecting any Acquired Company;

                    (i)  any material change in any crediting,
               underwriting, actuarial, dividend, investment, financial reporting, marketing or accounting practice or policy followed by any Acquired Company, or in any assumption underlying such a practice or policy, or in any method of calculating any bad debt, contingency, or other reserve for financial reporting or any other accounting purposes;

                    (j) any payment, discharge, or satisfaction by an Acquired Company of any Lien or Liability other than Liens or Liabilities that (i) were paid, discharged, or satisfied since December 31, 1996 in the ordinary course of business and consistent with past practice, or (ii) were paid, discharged, or satisfied as required under this Agreement;

                    (k)  except for fair value received, in the
               ordinary course of business and consistent with past practice, any cancellation of any Liability owed to any Acquired Company by any other Person;

                    (l) any sale, transfer, or conveyance of any investments, or any other Assets and Properties except in the ordinary course of business and consistent with past practice;

                    (m)  any amendment, termination, waiver,
               disposal or lapse of, or other failure to preserve, or regulatory agreement with respect to, any license, permit or other form of authorization of any Acquired Company the result of which individually or in the aggregate has or would reasonably be expected to have a Material Adverse Effect on such Acquired Company;

                    (n) any transaction or arrangement under which any Acquired Company guaranteed, paid, lent or advanced any amount to or in respect of, or sold, transferred, pledged or leased any of its Assets and Properties or any services to, (i) any Delta Affiliate (except for payments of salaries and wages to officers of the Acquired Companies in the ordinary course of business and consistent with past practice) or (ii) any business or other Person in which an Acquired Company or any Delta Affiliate has any material interest except for advances made to, or reimbursements of, officers and directors of Acquired Companies for travel and other business expenses in reasonable amounts in the ordinary course of business and consistent with past practice;

                    (o) except for actions taken with respect to insurance policies and annuities in force, in the ordinary course of business and consistent with past practice, any material amendment of or any failure to perform all of its obligations under, or any default under, or any waiver of any right under, or any termination (other than on the stated expiration date) of, any Contract that involves or reasonably would involve the annual expenditure or receipt by any Acquired Company of more than $10,000;

                    (p) any decrease of more than 3% in the amount of, or any material change in the nature of, the insurance and annuities in force of Delta Insurance or any material change in the amount or nature of the Reserve Liabilities of Delta Insurance;

                    (q)  any amendment to the articles or
               certification of incorporation or by-laws of any Acquired Company;

                    (r)  any agreement for the sale, merger or
               transfer of any Acquired Company;

                    (s)  any termination, amendment or entering
               into by Delta Insurance as ceding or assuming insurer of any reinsurance, coinsurance or other similar Contract or any trust agreement or security agreement related thereto;

                    (t)  any expenditure or commitment for
               additions to property, plant, equipment or other tangible or intangible capital assets of any Acquired Company, in excess of the budgeted amounts set forth in Section 4.10(t) of the Disclosure Schedule, which expenditures or commitments do not exceed $100,000 in the aggregate;

                    (u)  any amendment or introduction by Delta
               Insurance of any insurance or annuity Contract other than in the ordinary course of business consistent with past practices;

                    (v)  any restriction or limitation in any
               license or other authorization or business or operations of any Acquired Company, including Delta Insurance; or

                    (w)  any Contract to take any of the actions
               described in this Section 4.10 other than actions expressly permitted under this Section 4.10.

                    4.11 NO UNDISCLOSED LIABILITIES. Except to the extent reflected in the balance sheet included in the December 31, 1996 annual GAAP Statement (and the notes relating thereto), or except as disclosed in Section 4.11 of the Disclosure Schedule, there were no Liabilities (other than policyholder benefits payable in the ordinary course of business and consistent with past practice) against, relating to, or affecting any Acquired Company as of December 31, 1996 exceeding $100,000 in the aggregate.

                    4.12 TAXES.  Except as disclosed in Section
          4.12 of the Disclosure Schedule (with paragraph references corresponding to those set forth below):

                    (a) All Tax Returns required to be filed with respect to each Acquired Company or the affiliated, combined or unitary group of which any such company is or was a member have been duly and timely filed, and all such Tax Returns are true, correct and complete in all material respects. Each Acquired Company (i) has duly and timely paid all Taxes and other charges that are due on such Tax Returns, or claimed or asserted by any taxing authority to be due, from such company for the periods covered by such Tax Returns and have made all required estimated payments of Taxes sufficient to avoid any penalties for underpayment unless such Taxes are being contested in good faith and adequate reserves therefor have been established on the Acquired Companies' books and records, or (ii) has duly provided for all such Taxes in the applicable financial statements, and in the SAP and GAAP Statements, in the case of Delta Insurance. There are no Liens with respect to Taxes (except for Liens with respect to real property Taxes not yet due) upon any of the Assets and Properties of any such company.

                    (b)  With respect to any period or portion
               thereof through the Closing for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, each Acquired Company has established due and sufficient reserves for the payment of such Taxes in accordance with SAP and GAAP in the case of Delta Insurance or otherwise in accordance with GAAP, and such current reserves through the Closing are duly and fully provided for in all material respects in the SAP and GAAP Statements of such company for the period then ended.

                    (c)  The United States federal income Tax
               Returns of each Acquired Company and of each affiliated group (within the meaning of the Code) of which any Acquired Company is or has been a member have been audited or examined by the IRS, or the statute of limitations for all periods through the respective years specified in Section 4.12(c) of the Disclosure Schedule has expired. The state, local and foreign income Tax Returns of each Acquired Company and of each affiliated or consolidated group of which they are or have been members have been audited or examined, or all statutes of limitation for all applicable state, local and foreign taxable periods through the respective years specified in
               Section 4.12(c) of the Disclosure Statement have expired. All deficiencies which have been asserted, proposed or assessed as a result of the above referenced examinations have been paid in full or finally settled or adequately reserved against to the extent there is a reasonable possibility that the position of any of the above referenced taxing authorities will be sustained, and to the Knowledge of Delta, no issue has been raised by any taxing authority in any such examination which, by application of the same or similar principles, reasonably could be expected to result in a material proposed deficiency for any other period not so examined. To the Knowledge of Delta, no state of facts exists or has existed which would constitute grounds for the assessment of any material Tax liability with respect to any Acquired Company for the periods which have not been audited by the above referenced taxing authorities. There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any Tax Return or claim for, or the period for the collection or assessment of, Taxes due from any company for any taxable period. Delta has previously delivered or made available to the Acquiror true, correct and complete copies of each of (i) the most recent audit reports relating to the United States federal, state, local and foreign income taxes due from each Acquired Company and (ii) the United States federal, state, local and foreign income Tax Returns, for each of the last three taxable years, filed by each Acquired Company, and Delta has made available to Acquiror for inspection true, correct and complete copies of such Tax Returns, (insofar as such Tax Returns relate to any Acquired Company) filed by any affiliated or consolidated group of which any Acquired Company was then a member.

                    (d) No audit or other proceeding by any U.S. or foreign court, governmental or regulatory authority, or similar Person is pending or threatened with respect to any Taxes due from any Acquired Company or any Tax Return filed or required to be filed by or relating to any Acquired Company. No assessment or deficiency for any Tax is proposed or, based on existing facts and circumstances, is threatened against any Acquired Company or any Assets and Properties of any Acquired Company.

                    (e) No election under any of Section 108, 168, 338, 441, 463, 472, 1017, 1033 or 4977 of the Code
               (or any predecessor provisions) has been made or filed by or with respect to any Acquired Company or any of their Assets and Properties. No consent to the application of Section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to any Acquired Company or any of their Assets and Properties. None of the Assets and Properties of any Acquired Company is an asset or property that the Acquiror or any of its Affiliates is or will be required to treat as being (i) owned by any other Person pursuant to the provisions of
               Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986 or (ii) tax-exempt use property within the meaning of
               Section 168(h)(1) of the Code. No election has been made under Section 815(d)(1) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Deficit Reduction Act of 1984. No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign Law has been entered into by or with respect to any Acquired Company or any of their Assets and Properties.

                    (f)  No Acquired Company has agreed to or is
               required to make any material adjustment pursuant to
               Section 481(a) or 807(f)(1) of the Code (or any predecessor provision) by reason of any change in any accounting method or change in basis for determining the reserves of such company or otherwise, and no Acquired Company has any application pending with any taxing authority requesting permission for any changes in any accounting method or in the basis for determining reserves of any of them. The IRS has not proposed any such adjustment or change in accounting method or in the basis of determining reserves of any of them.

                    (g)  No Acquired Company has been or is in
               material violation (or with notice or lapse of time or both, would be in violation) of any applicable Law relating to the payment or withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign laws). Each Acquired Company has duly and timely withheld in all material respects from employee salaries, wages and other compensation and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable Laws.

                    (h) Except as disclosed in Section 4.12(h) of the Disclosure Schedule, no Acquired Company is a party to, is bound by, or has any obligation under, any tax sharing agreement or arrangement of any kind, whether written or verbal or similar Contract. Delta is not a foreign person within the meaning of
               Section 1445(f)(3) of the Code.

                    (i) No Acquired Company has made any direct, indirect or deemed distributions that have been or to the Knowledge of Delta, could be taxed under
               Section 815 of the Code.

                    (j)  All ceding commission expenses paid or
               accrued by Delta Insurance in connection with any reinsurance arrangement or Contract or transaction have been capitalized and amortized over the life or lives of such reinsurance arrangement or Contract in accordance with the decision of the United States Supreme Court in Colonial American Life Insurance Company v. Commissioner of Internal Revenue, 109 S.Ct. 240 (1989) or, in the case of any such expense incurred on or after September 30, 1990, in accordance with Sections 848 and 197 of the Code.

                    (k) No material Liabilities have been proposed in connection with any audit or other proceeding by any U.S. or foreign court, governmental or regulatory authority, or similar person with respect to any Taxes due from any Acquired Company or Tax Return filed by or relating to any Acquired Company.

                    (l)  Each reserve item with respect to each
               Acquired Company set forth in its respective 1996 Federal income tax return was determined in all material respects in accordance with Section 807 of the Code or other applicable Code Sections, and has been consistently applied with respect to the filing of the Federal income tax returns for all years through December 31, 1995 for which the statute of limitations has not expired, and will be consistently applied for any Tax Return filed on or prior to the Closing Date.

                    (m)  As of December 31, 1996, no Acquired
               Company had and during the period from December 31, 1996 through the Closing Date will have, any Tax liability in respect of Taxes to any stockholder of Delta or any of such stockholder's Affiliates that resulted or will result from a transaction with an Affiliate prior to the Closing Date that would require payment after December 31, 1996.

                    (n) No Acquired Company will make an election to reattribute losses of such Acquired Company as provided by Section 1.1502-20(g) of the Regulations to the Code.

                    (o) Delta Insurance satisfies the definition of life insurance company under section 816 of the Code.

                    (p) Except as disclosed in Section 4.12(p) of the Disclosure Schedule, none of the Acquired Companies has entered into any compensatory agreements (whether written or oral) with respect to the performance of services for which payment thereunder would result in a nondeductible expense to such Company pursuant to section 162(m) or 280G of the Code.

                    (q)  All material elections with respect to
               Federal income Taxes affecting the Acquired
               Companies are set forth in Section 4.12(q) of the Disclosure Schedule.

                    (r) Except as set forth in Section 4.12(r) of the Disclosure Schedule, there is no power of attorney given by or binding upon any of the Acquired Companies with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired.

                    (s)  There are no outstanding balances of
               deferred gain or loss accounts related to any deferred intercompany transactions to which any of the Acquired Companies was a party.

                    (t) None of the Acquired Companies is a party to or otherwise subject to any arrangement entered into in anticipation of the Closing, not in accordance with past practice and not required by this Agreement, (i) having the effect of or giving rise to the recognition of a deduction or loss before the Closing Date, and a corresponding recognition of taxable income or gain after the Closing Date, or (ii) that would reasonably be expected to have the effect of or give rise to the recognition of taxable income or gain by any Acquired Company after the Closing Date without the receipt of or entitlement to a corresponding amount of cash.

                    (u) Section 4.12(u) of the Disclosure Schedule sets forth the amount of any existing policyholders surplus account and shareholders surplus account with respect to the Acquired Companies within the meaning of Section 815 of the Code.

                    (v) Except for federal income Tax Returns, the Acquired Companies do not file or join in filing any consolidated, unitary, combined or similar Tax Returns with any corporation other than the Acquired Companies.

                    (w)  None of the Acquired Companies has
               requested any extension of time within which to file any Return, which Return has not since been filed.

                    (x)  Delta has filed, as a common parent
               corporation of an "affiliate group" (within the meaning of Section 1504(a) of the Code) a consolidated return for federal income tax purposes on behalf of itself and each other Acquired Corporation which is an "includible corporation" (within the meaning of Section 1504(b) of the Code).

                    (y)  Delta is not and has not been a United
               States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code.

                    (z) All transactions which could give rise to an understatement of federal income tax (within the meaning of Section 6661 of the Code) were adequately disclosed (or, with respect to Tax Returns filed before the Closing will be adequately disclosed) on the Tax Returns required in accordance with Section 6661(b)(2)(B) of the Code.

                    4.13  LITIGATION.  Except as disclosed in
          Section 4.13 of the Disclosure Schedule (with paragraph references corresponding to those set forth below):

                    (a)  There are no actions, suits,
               investigations or proceedings pending, or, to the Knowledge of Delta, threatened, against any Acquired Company or its Assets and Properties, at law or in equity, in, before, or by any Person that individually or in the aggregate have or would reasonably be expected to have a Material Adverse Effect on any Acquired Company.

                    (b)  There are no actions, suits,
               investigations or proceedings pending or, to the Knowledge of Delta, threatened, and no event, fact or circumstance has arisen or occurred (other than claims for benefits under insurance policies and annuities in force) that may reasonably be expected to result in the commencement of any action, suit, proceeding or investigation, against any Acquired Company or any of its Assets and Properties, at law or in equity, in, before, or by any Person that individually involves a claim or claims for any injunction or similar relief or for damages exceeding $50,000 or an unspecified amount of damages, or that individually or in the aggregate have or would reasonably be expected to have a Material Adverse Effect on such Acquired Company.

                    (c) There are no writs, judgments, decrees or similar orders of any Person outstanding against any Acquired Company that individually exceed $25,000 or that individually or in the aggregate have or would reasonably be expected to have a Material Adverse Effect on such Acquired Company and there are no injunctions or similar orders of any Person outstanding against any Acquired Company.

                    4.14 COMPLIANCE WITH LAWS. No Acquired Company has been or is in violation (or with or without notice or lapse of time or both, would be in violation) of any term or provision of any Law or any writ, judgment, decree, injunction or similar order applicable to any Acquired Company or any of its Assets and Properties, except for violations (i) which have been cured, (ii) which have been resolved or settled through agreements with applicable governmental authorities or which are barred by an applicable statute of limitations, (iii) which have not had, and are not reasonably likely to have, a Material Adverse Effect on such Acquired Company, or (iv) that have been previously disclosed to counsel for Acquiror. Without limiting the generality of the foregoing, except as disclosed in Section 4.14 of the Disclosure Schedule or as previously disclosed to counsel for Acquiror:

                    (a)  Since January 1, 1990, each Acquired
               Company has duly and validly filed or caused to be so filed all material reports, statements, documents, registrations, filings or submissions that were required by Law to be filed with any Person; all such filings complied with applicable Laws in all material respects when filed, and no material deficiencies have been asserted by any Person with respect to any such filings.

                    (b)  Delta has previously delivered to the
               Acquiror the reports reflecting the results of the two most recent market conduct and financial examinations of Delta Insurance issued by any insurance regulatory authority and all material deficiencies or violations in such reports have been resolved to the satisfaction of all applicable insurance regulatory authorities.

                    (c)  All outstanding insurance and annuity
               Contracts issued, reinsured or underwritten by Delta Insurance are, to the extent required under applicable Laws, on forms approved by the insurance regulatory authority of the jurisdiction where issued or have been filed with and not objected to by such authority within the period provided for objection, and have been filed or registered as required with all other applicable governmental authorities.

                    (d) All insurance or annuity Contract benefits payable by Delta Insurance and (to the Knowledge of Delta) by any other Person that is a party to or bound by any reinsurance, coinsurance, or other similar Contract with Delta have in all material respects been paid in accordance with the terms of the insurance, annuity, and other Contracts under which they arose.

                    (e) All insurance or annuity Contracts issued or underwritten by Delta Insurance have been marketed and sold in compliance with all applicable Laws.

                    (f)  No outstanding insurance or annuity
               Contract issued, reinsured, or underwritten by Delta Insurance entitles the holder thereof or any other Person to receive dividends, distributions, or other benefits based on the revenues or earnings of Delta Insurance or any other Person.

                    (g)  The underwriting standards utilized and
               ratings applied by Delta Insurance and (to the Knowledge of Delta) by any other Person that is a party to or bound by any reinsurance, coinsurance, or other similar Contract with Delta Insurance conform in all material respects to industry accepted practices and to the standards and ratings required pursuant to the terms of the respective reinsurance, coinsurance, or other similar Contracts and by applicable Law.

                    (h)  Neither Delta nor Delta Insurance has
               received any information which would cause it to believe that the financial condition of any other party to any reinsurance, coinsurance, or other similar Contracts with Delta Insurance is so impaired as to result in a default thereunder.

                    (i)  Each insurance agent, at the time such
               agent wrote, sold, or produced business for Delta Insurance at any time since December 31, 1990, was duly licensed as an insurance agent (for the type of business written, sold, or produced by such insurance agent) in the particular jurisdiction in which such agent wrote, sold, or produced such business and no such insurance agent violated (or with or without notice or lapse of time or both, would have violated) any term or provision of any Law or any writ, judgment, decree, injunction, or similar order applicable to the writing, sale, or production of business for Delta Insurance, except for violations which have been cured, which have been resolved or settled through agreements with applicable governmental authorities or which are barred by an applicable statute of limitations or have not had, or are not reasonably likely to have, a Material Adverse Effect on Delta Insurance.

                    (j)  The tax treatment under the Code of all
               insurance annuity or investment policies, plans, or contracts; all financial products, employee benefit plans, individual retirement accounts or annuities; or any similar or related policy, contract, plan, or product, whether individual, group, or otherwise, issued or sold by Delta Insurance is and at all times has been in all material respects the same or more favorable to the purchaser, policyholder or intended beneficiaries thereof as the tax treatment under the Code for which such contracts qualified or purported to qualify at the time of its issuance or purchase, except for changes resulting from changes to the Code effective after the date of such issuance or purchase. For purposes of this Section 4.14(j), the provisions of the Code relating to the tax treatment of such contracts shall include, but not be limited to, Sections 72, 79, 101, 104, 105, 106, 125, 130, 401, 402, 403, 404, 408, 412, 415,
               419, 419A, 457, 501, 505, 817, 818, 7702, and 7702A
               of the Code, to the extent applicable.

                    (k)  No regional director of Delta Insurance
               produced in 1996 more than 5% of the premiums written by Delta Insurance.

                    (l)  No individual agent of Delta Insurance
               produced in 1996 more than 1% of the premiums written by Delta Insurance; and no individual policyholder or contractholder represented in 1996 more than 1% of the premiums written by Delta Insurance.

                    (m)  All advertising and marketing materials
               used with respect to the sales and marketing of insurance and annuity Contracts issued by Delta Insurance are in conformity in all material respects with applicable Law.

                    (n)  (i) Section 4.14 of the Disclosure
                    Schedule contains a true and complete list of
                    (I) each master or prototype (as well as any individually designed) pension, profit sharing, defined benefit, Code Section 401(k), and other retirement or employee benefit plan or Contract (including, but not limited to, simplified employee pension plans, Code Section 403(a),
                    (b) and (c) annuities, Keogh plans, and
                    individual retirement accounts and annuities) offered or sold by any Acquired Company to, or maintained or sponsored for the benefit of any employees of, any other Person, and (II) each determination letter or opinion letter relating to the creation or amendment of any such plan or Contract. Each such plan or Contract in all material respects conforms with, and has been offered, sold, maintained and sponsored in accordance with, all applicable Laws. Except as set forth in Section 4.14(n) of the Disclosure Schedule, no Acquired Company is a fiduciary within the meaning of ERISA with respect to any plan or Contract referenced in this Section 4.14.

                    (ii) Each plan or Contract referenced in
                    Section 4.14(n)(i) has been timely amended to comply with any amendment to the Code, ERISA or other applicable Law or regulation, or in such cases where the adoption of formal amendments is not yet required, such plan or Contract has been duly operated in compliance with any applicable change in the Code, ERISA or other applicable Law or regulations.

                    (iii) No Acquired Company has engaged in any prohibited transaction within the meaning of
                    Section 406 of ERISA or Section 4975 of the
                    Code with respect to any plan or Contract referenced in Section 4.14(n)(i).

                    (iv) To the Knowledge of Delta and except as disclosed in Section 4.14(n) of the Disclosure Schedule, no Person to whom any Acquired Company has offered or sold any plan or Contract referenced in Section 4.14(n)(i) is under examination or investigation by the Internal Revenue Service, the U.S. Department of Labor or any other governmental agency with respect to such plan or Contract or with respect to the Tax liabilities of such Person or such Person's current or former employees with respect to such plan or Contract.

                    (v) No Acquired Company provides administrative or other contractual services for any plan or Contract referenced in Section 4.14(n)(1), including, but not limited to, any third party administrative services for an Employee Welfare Benefit Plan.

                    (vi) To the extent that any Acquired Company maintains any collective or commingled funds or accounts which restrict the Persons who may invest therein to tax-exempt entities or qualified plans, each such fund or account (of which a true and complete list and description is disclosed in Section 4.14 of the Disclosure Schedule) has been established, maintained and operated in accordance with all applicable Laws, has maintained its tax-exempt status and has no Persons investing within it other than Persons permitted under Section 401(a)(24) of the Code.

                    (vii) In addition to the representations and warranties contained in Section 4.14 hereof, there are no claims pending, or (to the Knowledge of Delta) threatened against any Acquired Company or any of their respective Assets or Properties, under any fiduciary liability insurance policy issued by or to any of them that individually or in the aggregate has or would reasonably be expected to have a Material Adverse Effect on any Acquired Company.

                         (o)  No Real Estate has been used for the
                    storage, treatment, generation, transportation, manufacture, processing, handling, production, distribution, deposit, burial, use, or disposal of any Hazardous Substance except in compliance with Environmental Laws. No Acquired Company has any liability arising out of or resulting from a Release of any Hazardous Substance on or from any Real Estate. Each Acquired Company has complied in all material respects with all applicable Environmental Laws relating to Real Estate and the business, activities and processing respectively conducted thereon.

                         4.15 BENEFIT PLANS, ERISA.  Each "employee
               benefit plan" (as defined in Section 3 (3) of ERISA), bonus, deferred compensation, stock option, stock purchase or other equity compensation plan, program or arrangement, each employment, termination or severance agreement or plan, incentive compensation or other agreement whether written or oral relating to employment or fringe benefits for employees, former employees, officers or directors of Delta or any of its Subsidiaries, maintained or contributed to by Delta of any of its Subsidiaries at any time during the 7-calendar year period immediately preceding the Closing Date (collectively, the "Plans") is listed at Section 4.15 of the Disclosure Schedule, attached hereto, and except as disclosed at Section 4.15 of the Disclosure Schedule, is in material compliance with applicable Law and has been administered and operated in all material respects in accordance with such applicable Law and the terms of the Plan. No Plan is or has been covered by Section 302 or Title IV of ERISA or is or has been subject to the minimum funding requirements of Section 412 of the Code. Each Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination. All trusts maintained under the Plans are exempt from taxation under
               Section 501(a) of the Code. Full payment has been made of all amounts which Delta or any of its Subsidiaries were required under the terms of the Plans to have paid as contributions to such Plans on or prior to the date hereof (excluding any amounts not yet due). Neither Delta nor any of its Subsidiaries nor any other "disqualified person" or "party in interest" (as defined in Section 4975(e)(2) of the Code and Section 3 (14) of ERISA, respectively) has engaged in any transaction in connection with any Plan that could reasonably be expected to result in the imposition of a penalty pursuant to Section 409 of ERISA or a Tax pursuant to
               Section 4975(a) of the Code. No Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Acquired Companies or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any "pension plan," or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary). Each Plan subject to the requirements of Section 601 or ERISA has been operated in compliance therewith. Except as listed at Section 4.15 of the Disclosure Schedule, no individual shall accrue or receive additional benefits, services or accelerated rights to payment of benefits as a direct result of the transactions contemplated by this Agreement. No material liability, claim, investigation, audit, action or litigation has been incurred, made, commenced or, to the Knowledge of Delta, is threatened or anticipated, by or against Delta or any of its Subsidiaries with respect to any Plan (other than for benefits payable in the ordinary course). No plan or related trust owns any securities in violation of Section 407 of ERISA. No material liability has been, or could reasonably be expected to be, incurred under Title IV of ERISA (other than for benefits payable in the ordinary course of PBGC insurance premiums) or Section 412(f) or
               (n) of the Code by any entity required to be aggregated with Delta or any of its Subsidiaries pursuant to Section 4001 (b) of ERISA and/or Section 414(b) or (c) of the Code (and the regulations promulgated thereunder) with respect to any "employee pension benefit plan" (as defined in Section 3(2) of ERISA) which is not a Plan. With respect to each Plan, Delta has delivered or caused to be delivered to Acquiror and its counsel true and complete copies of the following documents, as applicable, for each respective Plan: (i) all Plan documents, with all amendments thereto or, if the Plan is not a written Plan, a description thereof; (ii) the current summary plan description with any applicable summaries of material modifications thereto as well as any other material employee communications; (iii) all current trust agreements and/or other documents establishing Plan funding arrangements; (iv) the most recent Internal Revenue Service determination letter and, if a request for such a letter has been filed and is currently pending with the Internal Revenue Service, a copy of such filing; (v) the three most recently prepared Internal Revenue Service Forms 5500; (vi) the most recently prepared financial statements; and (vii) all material related to contracts, service provider agreements and investment management and investment advisory agreements. Prior to 1997, Delta was exempt from any requirement to prepare audited financial statements for any Plan.

                         4.16 PROPERTIES.  Except as disclosed in
               Section 4.16 of the Disclosure Schedule (with paragraph references corresponding to those set forth below):

                         (a) Delta Insurance has good and valid title to all debentures, notes, stocks, securities, and other assets that are of a type required to be disclosed in Schedules A through E of its Annual Statement, if applicable, and that are owned by it, free and clear of all Liens.

                         (b)  (i) None of the mortgage loans or other
                    long term invested assets held by Delta Insurance, of the type required to be disclosed in Schedule B or BA of its Annual Statement, if applicable, is or has been at any time since December 31, 1995, in default for more than 60 days as to any payment of interest or principal due thereon and, to the Knowledge of Delta, the financial condition of any other party to such loan or asset is not so impaired as to cause a default thereunder, (ii) there is no existing circumstance or condition with respect to such loan or asset or any property mortgaged or pledged as collateral for the repayment thereof that would cause such loan to be subject to imminent default, and (iii) there is no valid right of offset, defense or counterclaim to such loan or asset.

                         (c)  Except with respect to (i) Permitted
                    Encumbrances, (ii) real property owned by Delta or Delta Insurance and leased to any Person, and (iii) real property not used in the conduct of the business of Delta or Delta Insurance, each of the Acquired Companies owns good and indefeasible title to, or has a valid leasehold interest in, all real property used in the conduct of its business, operations, or affairs, or of a type required to be disclosed in Schedule A of an Annual Statement, if applicable, free and clear of all Liens. No improvement on any such real property owned, leased, or held by such Acquired Company encroaches upon any real property of any other Person. Each Acquired Company owns, leases, or has a valid right under Contract or otherwise to use adequate means of ingress and egress to, from, and over all such real property.

                         (d)  Each Acquired Company owns good and
                    indefeasible title to, or has a valid leasehold interest in or has a valid right under Contract to use, all tangible personal property that is used in the conduct of its business, operations, or affairs, free and clear of all Liens. All such tangible personal property is, except for reasonable wear and tear, in good operating condition and repair and is suitable for its current uses.

                         (e)   Each Acquired Company has, and
                    immediately after the Closing will have, the nonexclusive right to use, after the Closing, free and clear of any royalty or other payment obligations, claims of infringement or alleged infringement, or other Liens, (i) all marks, names, trademarks, service marks, patents, patent rights, assumed names, logos, trade secrets, copyrights, trade names, and service marks that are used in the conduct of its business, operations, or affairs (of which a true and complete list and description is disclosed in Section 4.16(e) of the Disclosure Schedule), and (ii) all material computer software, programs, and similar systems owned by or licensed to such Acquired Company or used in the conduct of its business, operations, or affairs (of which a true and complete list and description is disclosed in Section 4.16(e) of the Disclosure Schedule). No Acquired Company is in conflict with or in violation or infringement of, nor has any Acquired Company received any notice of any conflict with or violation or infringement of or any claimed conflict with any asserted rights of any other Person with respect to any intellectual property or any material computer software, programs, or similar systems, including without limitation any of such items disclosed in Section 4.16(e) of the Disclosure Schedule.

                         4.17 CONTRACTS.  Section 4.17 of the Disclosure
               Schedule (with paragraph references corresponding to those set forth below) contains a true and complete list of each of the following Contracts or other documents or arrangements (true and complete copies, or, if none, written descriptions, of which have been made available to the Acquiror, together with all amendments thereto) to which any of the Acquired Companies is a party or by which any of the Assets and Properties of any of the Acquired Companies is bound:

                         (a)  all employment, marketing, agency,
                    consultation, contracts for services or other Contracts of any type (except insurance and annuity Contracts or Benefit Plans including, without limitation, loans or advances) with any present Delta Employee, including, without limitation, any "Super producer" contracts, if there exists any present or future liability with respect to such Contract, whether now existing or contingent) other than (i) Contracts terminable without penalty or other Liability upon 30 days or less notice, (ii) Contracts with consultants and similar representatives who do not receive compensation of $100,000 or more per year, (iii) employment or agency Contracts not containing terms which are unduly burdensome to any of the Acquired Companies with agents who do not receive compensation of $100,000 or more per year, and (iv) agency Contracts not on the standard form attached hereto as Exhibit I, and the name, position, and rate of compensation of each such Person and the expiration date of each such Contract, as well as all sick leave, vacation, holiday, and other similar practices, procedures, and policies of any of the Acquired Companies established or administered other than as Benefit Plans;

                         (b) all Contracts with any Person containing any provision or covenant limiting the ability of any Acquired Company to engage in any line of business or to compete with or to obtain products or services from any Person or limiting the ability of any Person to compete with or to provide products or services to any Acquired Company;

                         (c) all material partnership, joint venture, profit-sharing, or similar Contracts with any Person except for any such arrangement disclosed in the December 31, 1996 Annual Statement (and the notes relating thereto) and Benefit Plans;

                         (d) all Contracts relating to the borrowing of money by any Acquired Company or to the direct or indirect guarantee by any Acquired Company of any obligation for borrowed money in excess of $100,000 in the aggregate or any other Liability in respect of indebtedness of any other Person, including without limitation any Contract relating to (i) the maintenance of compensating balances that are not terminable by the Acquired Company without penalty or other Liability upon not more than 60 calendar days' notice, (ii) any line of credit or similar facility, (iii) the payment for property, products, or services of any other Person even if such property, products, or services not conveyed, have not yet been delivered, or rendered, or (iv) the obligation to take-or-pay, keep-well, make-whole, or maintain surplus or earnings levels or perform other financial ratios or requirements; and Section 4.17(d) of the Disclosure Schedule contains a true and complete list of any requirements for consents or approvals of creditors needed for the Seller to consummate the transactions contemplated hereby;

                         (e) all leases or subleases of real property used in the business, operations, or affairs of Delta, and all other material leases, subleases, or rental or use Contracts for which Delta is liable;

                         (f)  all Contracts relating to the future
                    disposition or acquisition of any material Assets or Properties of any Person or of any interest in any business enterprise (other than the disposition or acquisition of material Assets or Properties in the ordinary course of business and consistent with past practice);

                         (g) all Contracts or arrangements (including without limitation those relating to allocation of expenses, personnel, services, or facilities) with any Delta Affiliate;

                         (h)  all reinsurance, coinsurance, or other
                    similar Contracts, and all investment contracts, trust agreements or other security agreements related thereto, indicating, with respect to each group of such Contracts (by reinsurer or coinsurer) or security agreement, the information required to be disclosed in Schedule S of an Annual Statement;

                         (i)  all outstanding proxies, powers of
                    attorney, or similar delegations of authority, except for powers of attorney for the service of process pursuant to applicable insurance or corporate Laws;

                         (j)  all Contracts for the provision of
                    administrative, underwriting, claims handling or other services by or to any Acquired Company;

                         (k)  all material Contracts for any product,
                    service, equipment, facility, or similar item (other than insurance and annuity Contracts and other than reinsurance, coinsurance, and other similar Contracts) that by their respective terms do not expire or terminate or are not terminable by an Acquired Company, without penalty or other Liability, within three months after December 31, 1997; and

                         (l) all other Contracts (other than insurance and annuity Contracts and Contracts terminable without penalty or other Liability upon 90 days or less notice) that involve the payment or potential payment, pursuant to the terms of such Contracts, by or to any of the Acquired Companies of more than $50,000 individually or $250,000 in the aggregate or that are otherwise material to the Acquired Companies, taken as a whole.

               Each Contract disclosed or required to be disclosed in the Disclosure Schedule pursuant to this Section 4.17, is in full force and effect and constitutes a valid and binding obligation of any of the Acquired Companies and, to the Knowledge of Delta, of each other Person that is a party thereto in accordance with its terms subject to equitable rights and the rights of creditors; and none of the Acquired Companies nor (to the Knowledge of Delta) any other party to such Contract has materially violated, breached or defaulted under any such Contract (or with or without notice or lapse of time or both, would be in material violation or breach of or default under any such Contract). Except as disclosed in Section 4.17 of the Disclosure Schedule, none of the Acquired Companies is a party to or bound by any Contract that was not entered into in the ordinary course of business and consistent with past practice. None of the Acquired Companies is a party to or bound by any collective bargaining or similar labor Contract.

                         4.18 THREATS OF CANCELLATION.  Except as
               disclosed in Section 4.18 of the Disclosure Schedule, since December 31, 1995, no policyholder, group of policyholder Affiliates, or Persons writing, selling, or producing, either directly or through reinsurance assumed, insurance business that individually or in the aggregate for each such policyholder, group or Person, respectively, accounted for 3% or more of the premium or annuity income of Delta Insurance for the year ended December 31, 1996, has terminated or (to the Knowledge of Delta) threatened to terminate its relationship with Delta Insurance.

                         4.19 LICENSES AND PERMITS.  Except as disclosed
               in Section 4.19 of the Disclosure Schedule (with paragraph references corresponding to those set forth below):

                         (a)  Each Acquired Company owns or validly
                    holds, all licenses, franchises, permits, approvals, authorizations, exemptions, classifications, certificates, registrations, and similar documents or instruments that are required for its business, operation, and affairs and that the failure to so own or hold has or would reasonably be expected to have a Material Adverse Effect on such Acquired Company; and

                          (b) all such licenses, franchises, permits,
                    approvals, authorizations, exemptions,
                    classifications, certificates, registrations, and similar documents or instruments are valid, binding, and in full force and effect, and none of such licenses, franchises, permits, approvals, authorizations, exemptions, classifications, certificates, registrations, and similar documents or instruments will lapse or become invalid or subject to any material limitations immediately after the Closing as a result of the Merger.

                         4.20 OPERATIONS INSURANCE.  Section 4.20 of the
               Disclosure Schedule contains a true and complete list and description of all liability, property, workers compensation, directors and officers liability, and other similar insurance Contracts that insure the business, operations, or affairs of and Acquired Company or affect or relate to the ownership, use, or operations of any of their respective Assets and Properties and (a) that have been issued to such Acquired Company (including without limitation the names and addresses of the insurers, the expiration dates thereof, and the annual premiums and payment terms thereof) or (b) that are held by any Affiliate of Delta (including any stockholder of Delta) for the benefit of any Acquired Company following the Closing. All such insurance is in full force and effect and (to the Knowledge of Delta) is with financially sound and reputable insurers and, in light of the business, operations, and affairs of the Acquired Companies, is in amounts and provides coverage that are reasonable and customary for Persons in similar businesses.

                         4.21 INTERCOMPANY LIABILITIES.  Except as
               reflected in the December 31, 1996 Annual Statement, or except as disclosed in Section 4.21 of the Disclosure Schedule, (a) there are no Liabilities between any Acquired Company and any other Affiliate (including any stockholder of Delta) of Delta, and (b) no Affiliate of Delta (including any stockholder of Delta) provides or causes to be provided to Delta any products, services, equipment, facilities, or similar items. Except as disclosed in Section 4.21 of the Disclosure Schedule, since December 31, 1996, no such intercompany Liabilities in excess of an aggregate of $100,000 have been paid, and no settlements of such intercompany Liabilities have been made.

                         4.22 BANK ACCOUNTS.  Section 4.22 of the
               Disclosure Schedule contains (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers, and other financial institutions at which an Acquired Company has an account or safe deposit box or maintains a banking, custodial, trading, or other similar relationship and (b) a true and complete list and description of each such account, box, and relationship, indicating in each case the account number and the names of the respective officers, employees, agents, or other similar representatives of Delta transacting business with respect thereto.

                         4.23 BROKERS.  Except for the fee payable to
               Lazard Freres & Co. LLC for providing a fairness opinion, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out on behalf of Delta without the intervention of any Person as to give rise to any valid claim by any Person against the Acquiror, a Designated Subsidiary, or Delta for a finder's fee, brokerage commission, or similar payment.

                         4.24 DISCLOSURE.  Neither this Agreement nor
               any certificate required to be furnished by Delta to the Acquiror, Sub or any Designated Subsidiary in connection with this Agreement or the transactions contemplated hereby contains any untrue statement of a material fact concerning any of the Acquired Companies or omits to state a material fact concerning any of the Acquired Companies necessary to make the statements herein or therein not misleading in light of the circumstances in which they were made. Delta shall not be deemed to have made to AmerUs, Sub or any Designated Subsidiary any representation or warranty other than as expressly made by Delta in Article IV hereof. Without limiting the generality of the foregoing, and notwithstanding any otherwise express representations and warranties made by Delta in Article IV hereof, Delta makes no representation or warranty with respect to:

                         (a)  any projections, estimates or budgets
               heretofore delivered to or made available to AmerUs, Sub or any Designated Subsidiary of future revenues, expenses, or expenditures or future results of operations; or

                         (b)  except as expressly covered by
               representations and warranties contained in Article IV hereof, any other information or documents (financial or otherwise) made available to AmerUs, Sub or any Designated Subsidiary or their respective counsel, accountants or advisors with respect to Delta or any of the Acquired Companies.

                         4.25 STOCKHOLDERS AND RELATED MATTERS.
               (a) Delta represents and warrants that the Merger requires the affirmative vote of holders of 66-2/3% of the outstanding shares of each of the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Common Stock Class B. In addition, the Merger requires the vote of holders of a majority of the outstanding shares of Common Stock Class A, with each series of Preferred Stock and the Common Stock Class B being entitled to vote with the Common Stock Class A on the basis of one vote for each share held.

                         (b) Delta has provided AmerUs with copies of the Stockholders' Agreement dated as of December 21, 1990 and Amendment I to the Stockholders' Agreement dated as of March 31, 1992 and Amendment II to the Stockholders' Agreement, dated as of December 1, 1993 (together, the "Stockholders' Agreement"). To the knowledge of Delta, without any investigation, there are no other agreements, verbal or written, by or among all or any of the stockholders of Delta, other than a Letter Agreement, dated February 23, 1996 which has been provided by Delta to AmerUs. Nothing contained herein is intended to state or imply that the Stockholders' Agreement (or such Letter Agreement) is applicable to this Agreement or the Merger.

                                   ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF AMERUS

               AmerUs hereby represents and warrants to Delta as follows:

                         5.1 ORGANIZATION OF AMERUS AND SUB.  AmerUs is
               a corporation duly organized, and validly existing, under the Laws of Iowa and Sub is a corporation duly organized, and validly existing, under the Laws of Delaware, and each of AmerUs and Sub has the requisite power and authority to enter into this Agreement and to perform its obligations under this Agreement. AmerUs is duly licensed, qualified, or admitted to do business in all jurisdictions in which the failure to be so licensed, qualified, or admitted, individually or in the aggregate with other such failures, has or would reasonably be expected to have a Material Adverse Effect on AmerUs.

                         5.2 AUTHORITY OF AMERUS AND SUB.  Each of
               AmerUs and Sub has duly and validly approved this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement by AmerUs and by Sub and the performance by AmerUs and Sub of their respective obligations under this Agreement have been duly and validly authorized by all necessary corporate action. This Agreement constitutes a valid, and binding obligation of AmerUs and of Sub and is enforceable against AmerUs and Sub, respectively, in accordance with its terms, except to the extent that (a) enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or similar Laws now or hereafter in effect relating to or limiting creditors rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other similar Person before which any proceeding therefor may be brought.

                         5.3 ORGANIZATION OF DESIGNATED SUBSIDIARIES.
               On the Closing Date, each Designated Subsidiary will be a corporation duly organized, and validly existing, and in good standing under the Laws of its jurisdiction of incorporation and will have full corporate power and authority to consummate the transactions contemplated hereby.

                         5.4 NO CONFLICTS OR VIOLATIONS.  The execution
               and delivery of this Agreement by AmerUs and by Sub do not, and the performance by AmerUs and by Sub of their respective obligations under this Agreement will not:

                         (a)  subject to obtaining the approvals
                    contemplated by Sections 7.1 and 7.2 hereof, violate any term or provision of any Law or any writ, judgment, decree, injunction, or similar order applicable to AmerUs or Sub;

                         (b) conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, any of the terms, conditions, or provisions of the articles or certificate of incorporation or by-laws of AmerUs or Sub;

                         (c)  result in the creation or imposition of
                    any Lien upon AmerUs or Sub or any of their respective Assets and Properties that individually or in the aggregate with any other Liens has or would reasonably be expected to have a Material Adverse Effect on AmerUs or Sub;

                         (d) conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or give to any Person any right of termination, cancellation, acceleration, or modification in or with respect to, any Contract to which AmerUs or Sub is a party or by which any of their respective Assets and Properties may be bound other than (i) the consent of The Chase Manhattan Bank, as Administrative Agent, and the holders of 66 2/3% of the outstanding debt, under each of the Revolving Credit and Term Loan Agreement dated as of December 11, 1996 of Acquiror, and the Credit Agreement dated as of January 29, 1997 of AmerUs Group Co., each as amended, (ii) the consent of American Mutual Holding Company pursuant to the Amended and Restated Intercompany Agreement by and among American Mutual Holding Company, AmerUs Group Co. and the Acquiror, and (iii) those Contracts as to which any such conflicts, violations, breaches, defaults, or rights individually or in the aggregate do not have or would not reasonably be expected to have a Material Adverse Effect on AmerUs or Sub; or

                         (e)  require AmerUs or Sub to obtain any
                    consent, approval or action of, or make any filing with or give any notice to, any Person except (i) as contemplated in Section 7.1 or 7.2 hereof, (ii) or those which the failure to obtain, make, or give individually or in the aggregate with other such failures has or would reasonably be expected to have no Material Adverse Effect on AmerUs or Sub.

                         5.5 FINANCING.  AmerUs will have the requisite
               funds at Closing equal to the Merger Consideration as contemplated by Article III hereof.

                         5.6 BROKERS.  Except for the fee payable to
               Fox-Pitt, Kelton Inc., all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by AmerUs directly with Delta, without the intervention of any Person on behalf of the AmerUs in such manner as to give rise to any valid claim by any Person against any of the Acquired Companies for a finder s fee, brokerage commission, or similar payment.

                         5.7 DISCLOSURE.  Neither this Agreement nor any
               certificate to be furnished by AmerUs to Delta in connection with this Agreement or the transactions contemplated hereby, contains any untrue statement of a material fact concerning any of AmerUs, Sub or any Designated Subsidiary or omits to state a material fact concerning any of the foregoing necessary to make the statements herein or therein not misleading in light of the circumstances in which they were made. Neither AmerUs, nor Sub nor any Designated Subsidiary shall be deemed to have made to Delta any representation or warranty other than as expressly made by AmerUs in
               Article V hereof. Without limiting the generality of the foregoing, and notwithstanding any otherwise express representations and warranties made by AmerUs in Article V hereof, AmerUs makes no representation or warranty with respect to:

                         (a)  any projections, estimates or budgets
               heretofore delivered to or made available to Delta of future revenues, expenses or expenditures or future results of operations; or

                         (b)  except as expressly covered by
               representations and warranties contained in Article V hereof, any other information or documents (financial or otherwise) made available to Delta or its counsel, accountants or advisors with respect to AmerUs, Sub or any Designated Subsidiary.

                                  ARTICLE VI
                              COVENANTS OF DELTA

                         Delta covenants and agrees with AmerUs that, at
               all times before the Closing, Delta will comply with all covenants and provisions of this Article VI, except to the extent AmerUs may otherwise consent in writing, or to the extent otherwise required or permitted by this Agreement.

                         6.1 LENDER AND REGULATORY APPROVALS.  Delta
               will (a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts to obtain, as promptly as practicable, all approvals required by any applicable Contract, (b) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts to obtain, as promptly as practicable, all approvals, authorizations, and clearances of governmental and regulatory authorities required to permit the consummation of the transactions contemplated hereby, (c) provide such other information and communications to such governmental and regulatory authorities as AmerUs or such authorities may reasonably request, and (d) cooperate with AmerUs, Sub and each Designated Subsidiary in obtaining, as promptly as practicable, all approvals, authorizations, and clearances of governmental or regulatory authorities and others required of AmerUs, Sub or any Designated Subsidiary to consummate the transactions contemplated hereby, including without limitation any required approvals of the insurance regulatory authorities in Tennessee.

                         6.2 HSR FILINGS.  Delta will (a) take promptly
               all actions necessary to make the filings required of it and the Acquired Companies under the HSR Act, (b) comply at the earliest practicable date with any request for additional information received from the Federal Trade Commission or Antitrust Division of the Department of Justice pursuant to the HSR Act, (c) cooperate with AmerUs and Sub in connection with their filings under the HSR Act, and (d) request early termination of the applicable waiting period.

                         6.3 INVESTIGATION BY AMERUS.  Subject to the
               provisions of Section 13.4, Delta will provide AmerUs, its lenders, and their respective counsel, accountants, actuaries, and other representatives with access, upon reasonable notice and during normal business hours, to all facilities, officers, employees, agents, accountants, actuaries, Assets and Properties, and Books and Records of Delta and will furnish AmerUs and such other Persons during such period with all such information and data (including without limitation copies of Contracts, Benefit Plans, and other Books and Records) concerning the business, operations, and affairs of Delta as AmerUs or any of such other Persons reasonably may request.

                         6.4 NO NEGOTIATIONS, ETC.  (a)  Except as set
               forth below, Delta shall not, nor shall Delta authorize or permit any of its Subsidiaries, officers, directors, employees, representatives or agents, to, directly or indirectly, encourage, solicit, participate in, initiate or continue discussions or negotiations with, or provide any information to, any Person (other than AmerUs, Sub, or any Designated Subsidiary) with respect to, or take any action to facilitate any inquiries or the making of, or enter into any agreement (including any preliminary agreement) relating to, or approve any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below). Notwithstanding the preceding sentence, at any time prior to the approval of this Agreement and the Merger by Delta's stockholders, whether at the Special Meeting (as defined below) or by written consent, Delta may furnish information and access, in each case only in response to unsolicited requests therefor, to any Person pursuant to a customary confidentiality agreement, and may participate in discussions and negotiate with such Person concerning an Acquisition Proposal, if the Board of Directors of Delta determines in its good faith judgment following consultation with outside counsel and an independent financial advisor, that (i) such Person shall have submitted an unsolicited Superior Proposal (as defined below), and (ii) it is required to do so in order to comply with its fiduciary duties to stockholders under applicable Law. Delta's Board of Directors shall notify AmerUs orally (within one Business Day), and in writing (as promptly as practicable) of all the relevant details relating to all inquiries and proposals that it and any of its Subsidiaries, officers, directors, employees, representatives or agents may receive relating to any Acquisition Proposal and, if such inquiries or proposals are in writing, Delta shall provide a copy of such written Acquisition Proposal to AmerUs immediately after receipt thereof and thereafter keep AmerUs promptly advised of any development with respect thereto.

                         (b)  Except as set forth in this Section
               6.4(b), Delta's Board of Directors shall not withdraw or modify, or propose to withdraw or modify, its recommendation of this Agreement and the transactions contemplated hereby or approve or recommend, or propose to approve or recommend, any Acquisition Proposal. Notwithstanding the foregoing, if Delta's Board of Directors determines in its good faith judgment, following consultation with outside counsel and an independent financial advisor, that (i) it has received an unsolicited Superior Proposal and (ii) it is required to do so in order to comply with its fiduciary duties to stockholders under applicable law, Delta's Board of Directors may withdraw its recommendation of the transactions contemplated hereby or approve or recommend such unsolicited Superior Proposal, but in each case only after providing at least five Business Days' prior written notice to AmerUs (A) advising AmerUs that Delta's Board of Directors has received or become aware of a Superior Proposal, (B) specifying the material terms and conditions of such Superior Proposal, (C) identifying the person making the Superior Proposal, and (D) stating that it intends to withdraw its recommendation or approve or recommend such Superior Proposal.

                         (c) "Acquisition Proposal" means any proposal, offer or expression of interest from any Person involving a merger, consolidation or other business combination with Delta or any of its Subsidiaries or any proposal, offer or expression of interest to acquire or cause to be acquired in any manner, directly or indirectly, including, without limitation, through any reinsurance or coinsurance transaction, all or a significant portion of the business, assets, or capital stock of Delta or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

                         (d)  "Superior Proposal" means any bona fide
               Acquisition Proposal from any Person for which any required financing is committed and which is otherwise on terms that Delta's Board of Directors determines in its good faith reasonable judgment, following consultation with outside counsel and an independent financial advisor, to be more favorable to Delta's stockholders than the Merger.

                         6.5 CONDUCT OF BUSINESS.  Delta will, and will
               cause the Acquired Companies to, conduct its and their respective businesses only in the ordinary course and consistent with past practice, except as otherwise provided in this Agreement or except as may be consented to by AmerUs in writing. Without limiting the generality of the foregoing:

                         (a) Delta will use all commercially reasonable efforts to and cause each of the Acquired Companies to (i) preserve intact its present business organization, field force, reputation, and policyholder, annuitant or customer relations, (ii) keep available the services of its present key officers, directors, employees, agents, consultants, and other similar representatives, (iii) except as to Vermont, maintain all licenses, qualifications, and authorizations to do business in each jurisdiction in which it is so licensed, qualified, or authorized, (iv) maintain in full force and effect all Contracts, documents, and arrangements set forth in Section 4.17 of the Disclosure Schedule, except to the extent they are terminated in the ordinary course of business, (v) maintain all of its Assets and Properties in good working order and condition, ordinary wear and tear excepted, (vi) continue all current marketing and selling activities relating to its business, operations, or affairs in accordance with its current marketing plan and applicable Law, and (vii) with respect to Delta Insurance, maintain the rating classification, or its equivalent, assigned as of the date hereof to it by A.M. Best Company, Inc.

                         (b) Delta will maintain, and will cause each of the Acquired Companies to maintain, their respective Books and Records in the usual manner and consistent with past practice and will not permit a material change in any applicable underwriting, investment, actuarial, financial reporting, or accounting practice or policy of any Acquired Company or in any assumption underlying such a practice or policy, or in any method of calculating any bad debt, contingency, or other reserve for financial reporting purposes or for other accounting purposes (including without limitation any practice, policy, assumption, or method relating to or affecting the determination of insurance or annuities in force, premium or investment income, Reserve Liabilities, or operating ratios with respect to expenses, losses, or lapses).

                         (c) Delta will (i) prepare properly and file duly and validly all reports and all Tax Returns required to be filed with any governmental or regulatory authorities with respect to its business, operations, or affairs, and (ii) pay in full and when due all Taxes indicated by such Tax Returns or otherwise levied or assessed upon it or any of its Assets and Properties, and withhold or collect and pay to the proper taxing authorities or hold in separate bank accounts for such payment all Taxes that it is required to so withhold or collect and pay, unless reasonable reserves therefor have been established and reflected in its Books and Records.

                         (d)  Delta will cause (i) all Reserve
                    Liabilities with respect to insurance and annuity Contracts established or reflected in the Books and Records of Delta Insurance to be (A) established in accordance with the methods for establishing Liabilities and reserving methods followed by Delta Insurance in the preparation of the December 31, 1996 Annual Statement and (B) adequate (under generally accepted actuarial principles consistently applied) to cover the total amount of all reasonably anticipated matured and unmatured benefits, dividends, losses, claims, expenses, and other Liabilities of Delta Insurance under all insurance and annuity Contracts pursuant to which Delta Insurance has or will have any liability (including without limitation any liability arising under or as a result of any reinsurance, coinsurance, or other similar Contract); and (ii) Delta Insurance to continue to own assets that qualify as legal reserve assets under all applicable insurance Laws in an amount at least equal to its required Reserve Liabilities.

                         (e) Delta will use all commercially reasonable efforts to maintain in full force and effect until the Closing substantially the same levels of coverage as the insurance afforded under the Contracts listed in Section 4.20 of the Disclosure Schedule. Any and all benefits under such Contracts paid or payable to any Acquired Company prior to the Closing with respect to the business, operations, affairs, or Assets and Properties of such Acquired Company shall be paid to such Acquired Company.

                         (f) Delta will continue to and will cause the other Acquired Companies to comply, in all material respects, with all Laws applicable to its business, operations, or affairs.

                         (g)  Delta will not and will cause the other
                    Acquired Companies not to incur any Liabilities outside of the ordinary course of their respective businesses and consistent with past practices.

                         6.6 FINANCIAL STATEMENTS AND REPORTS.

                         (a) As promptly as practicable after each
                    calendar quarter ending between the date hereof and the Closing Date, Delta will deliver to AmerUs true and complete copies of the Quarterly Statement filed by Delta Insurance for each quarter then ended.

                         (b) As promptly as practicable but not later than (i) sixty days following the end of each calendar quarter, Delta will deliver to the Acquiror a quarterly GAAP consolidated balance sheet of the Acquired Companies and the related consolidated statements of income of the Acquired Companies for the quarter then ended, together with any consolidating supplementary schedules related thereto, and (ii) forty-five days following the end of each calendar quarter, Delta will deliver to the Acquiror a copy of the Quarterly Statement of Delta Insurance for such quarter, prepared in accordance with SAP.

                         (c)  As promptly as practicable, Delta will
                    deliver to the Acquiror true and complete copies of such other material financial statements, reports, or analyses as may be prepared or received by it or any of the Acquired Companies and as relate to any of the business, operations, or affairs of the Acquired Companies, including without limitation normal internal reports which Delta prepares (such as those reflecting monthly premiums, claims, and cash flow) and special reports (such as those of financial or actuarial consultants), as well as any reports prepared for the stockholders of Delta.

                         (d)  As promptly as practicable, Delta will
                    deliver to the Acquiror the calculation of the accrued liability with respect to each Benefit Plan which is a non-qualified deferred compensation plan.

                         6.7 INVESTMENTS.  Each of the Acquired
               Companies will invest its future cash flow, any cash from matured and maturing investments, any cash proceeds from the sale of its Assets and Properties, and any cash funds currently held by it exclusively in cash equivalent assets or in short-term investments (consisting of United States government issued or guaranteed securities, commercial paper rated A-1 or P-1, or certificates of deposit issued by one or more of the banks or financial institutions listed in Section 6.7 of the Disclosure Schedule), except (i) as otherwise required by Law, (ii) as required to provide cash (in the ordinary course of business and consistent with past practice) to meet its reasonably anticipated current obligations, (iii) in accordance with past practices in the ordinary course of business, and in the case of Delta and Delta Insurance, with the investment policies set forth in Section 6.7 of the Disclosure Schedule, or (iv) as consented to by the Acquiror. Delta Insurance will not take any actions, other than as otherwise permitted by this Agreement or in the ordinary course of business and consistent with past practice (including, without limitation, normal amortization and depreciation of any depreciable asset) designed to cause the assets of Delta Insurance that are classified as nonadmitted under SAP or by the applicable insurance regulatory authorities, to be greater or less than their respective dollar amounts as of December 31, 1996.

                         6.8 EMPLOYEE MATTERS.  Except as may be
               required by Law, by this Agreement or as disclosed in
               Section 6.8 of the Disclosure Schedule, or except for such Contract representations, promises, changes, alterations, or amendments that do not and will not result in any Liability to any of the Acquired Companies, the Acquired Companies will refrain from directly or indirectly, without the consent of Acquiror:

                              (a) making any representation or promise,
                         oral or written, to any Delta Employee which is inconsistent with the terms of any Benefit Plan;

                              (b) making any change to, or amending in
                         any way, the Contracts, salaries, wages, or other compensation of any Delta Employee whose annual compensation exceeds $100,000 other than routine changes or amendments that (a) are made in the ordinary course of business and consistent with past practice, (b) do not and will not result in increases of more than 5% in the salary, wages, or other compensation of any such Person, and (c) do not and will not exceed, in the aggregate, 5% of the total salaries, wages, and other compensation of all Delta Employees;

                              (c) adopting, entering into, amending,
                         altering or terminating, partially or
                         completely, any Benefit Plan; or any election made pursuant to the provisions of any Benefit Plan, to accelerate any payments, obligations or vesting schedules under any Benefit Plans;

                              (d) adopting, entering into, amending,
                         altering, or terminating, partially or
                         completely, any employment, agency
                         consultation, or representation Contract that is, or had it been in existence on the date of this Agreement would have been, required to be disclosed in Section 4.17(a) of the Disclosure Schedule;

                         (e) approving any general or company wide pay increases for Delta Employees; or

                         (f) entering into any Contract with any Delta Employee that is not terminable by any of the Acquired Companies, without penalty or other Liability, upon not more than 60 calendar days notice.

                         6.9 NO CHARTER AMENDMENTS.  Each of the
               Acquired Companies will refrain from amending its certificate of incorporation or by-laws and from taking any action with respect to any such amendment.

                         6.10 NO ISSUANCE OF SECURITIES. Each of the
               Acquired Companies will refrain from authorizing or issuing any shares of their capital stock or other equity securities or entering into any Contract or granting any option, warrant, or right calling for the authorization or issuance of any such shares or other equity securities, or creating or issuing any securities directly or indirectly convertible into or exchangeable for any such shares or other equity securities, or issuing any options, warrants, or rights to purchase any such convertible securities.

                         6.11 NO DIVIDENDS.  Except as set forth in
               Section 6.11 of the Disclosure Schedule, Delta will refrain from declaring, setting aside, or paying any dividend or other distribution in respect of its capital stock and from directly or indirectly redeeming, purchasing, or otherwise acquiring any of its capital stock or any interest in or right to acquire any such stock.

                         6.12 NO DISPOSAL OF PROPERTY.  Except as set
               forth in Section 6.12 of the Disclosure Schedule or as otherwise expressly provided in this Agreement, each of the Acquired Companies will refrain from (a) disposing of any of its Assets and Properties and from permitting any of its Assets and Properties to be subjected to any Liens, except to the extent any such disposition or any such Lien is made or incurred in the ordinary course of the business and consistent with past practice, (b) selling any material part of its insurance products, operations, or business to any third party (other than sales of insurance products in the ordinary course of business consistent with past practice), (c) entering into any contracts obligating it to administer the insurance operations of any other Person, and (d) entering into any Contracts permitting any other Person to administer its insurance operations.

                         6.13 NO BREACH OR DEFAULT.  Each of the
               Acquired Companies will refrain from violating, breaching, or defaulting, and from taking or failing to take any action that (with or without notice or lapse of time or both) would constitute a material violation, breach, or default, in any way under any term or provision of any Contract to which it is a party or by which any of its Assets and Properties is or may be bound.

                         6.14 NO INDEBTEDNESS.  Except in the ordinary
               course of business and consistent with past practice and except for existing contractual obligations, each of the Acquired Companies will refrain from creating, incurring, assuming, guaranteeing, or otherwise becoming liable for, and from canceling, paying, agreeing to cancel or pay, or otherwise providing for a complete or partial discharge in advance of a scheduled payment date with respect to, any Liability, and from waiving any right to receive any direct or indirect payment or other benefit under any Liability owing to such company.

                         6.15 NO ACQUISITIONS.   Delta will refrain from
               (a) merging, consolidating, or otherwise combining or agreeing to merge, consolidate, or otherwise combine with any other Person, (b) acquiring or agreeing to acquire blocks of business of all or substantially all the Assets and Properties or capital stock or other equity securities of any other Person, or (c) otherwise acquiring or agreeing to acquire control of any other Person.

                         6.16 LIABILITIES TO DELTA AFFILIATES.  Except
               for agreements between or among Delta and its Subsidiaries, at least five Business Days before the Closing, Delta will deliver to the Acquiror a true and complete list and description of all Liabilities between Delta and any Delta Affiliate to be outstanding on the Closing Date. At or prior to the Closing, all such Liabilities shall be paid, except as otherwise specifically provided herein or agreed by Acquiror.
               Delta will not enter into any Contract or, except as required by any Contract disclosed in Section 4.17(g) of the Disclosure Schedule, engage in any transaction with any other Delta Affiliate. Except as otherwise specifically provided herein or in a notice from Acquiror prior to the Closing Date, on the Closing Date Delta will terminate and will cause the other Acquired Companies to terminate each Contract between Delta and any Delta Affiliate, including without limitation each Contract disclosed in Section 4.17(g) of the Disclosure Schedule.

                         6.17 TAX MATTERS.  Delta shall not and shall
               not permit any Acquired Company to settle any material audit, make or change any material Tax election or file any amended Tax Return (except as provided in Section 4.12(f) of the Disclosure Schedule). At least 10 days prior to filing any income Tax Return or other material Tax Return relating to Delta or any Acquired Company, Delta shall deliver a copy of such Tax Return to Acquiror for Acquiror's review and comment.

                         6.18 NOTICE AND CURE.  Delta will notify the
               Acquiror promptly in writing of, and contemporaneously will provide the Acquiror with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction, or circumstance occurring after the date of this Agreement that causes or will cause any covenant or agreement under this Agreement to be breached, or that renders or will render untrue any representation or warranty of Delta contained in this Agreement as if the same were made on or as of the date of such event, transaction, or circumstance. Delta also will use all commercially reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant, or agreement made by it in this Agreement, whether occurring or arising before or after the date of this Agreement.

                         6.19 SUPPLEMENTS TO SCHEDULES.  Delta shall at
               any time or from time to time after the date hereof and prior to the Closing Date, supplement or amend the Disclosure Schedule with respect to any matter arising after the date hereof which, if existing or occurring at the date hereof, would have been required to be set forth or described therein. No supplement or amendment to the Disclosure Schedule shall be deemed to cure any breach of a representation or warranty of Delta made herein, or have any effect for the purpose of determining the satisfaction of the conditions to Closing set forth in
               Article VIII.

                         6.20 STOCKHOLDERS AGREEMENT.  Delta shall take
               all actions that may be necessary in order to obtain the valid waiver of any provisions of the Stockholders Agreement or shall otherwise comply with the provisions of the Stockholders Agreement, to the extent applicable to the Merger. Delta shall not, directly or indirectly, assert any rights that it may have under the Stockholders Agreement on account of this Agreement or the Merger, or assign or transfer to any other Person any such rights, it being understood that nothing in this Section 6.20 is intended to state or imply that the Stockholders Agreement is applicable to this Agreement or the Merger.

                         6.21  STOCKHOLDER APPROVAL.  Delta shall, in
               accordance with all applicable Laws, and the Second Amended and Restated Certificate of Incorporation and By-Laws of Delta, duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") or solicit the written consent of its stockholders (the "Consent Solicitation") as promptly as practicable after the date hereof for the purpose of considering and taking action upon this Agreement and such other matters as may be appropriate at the Special Meeting or pursuant to the Consent Solicitation. Notwithstanding anything in this Agreement to the contrary, Delta shall not take any action which interferes with the convening of the Special Meeting or the taking of the stockholders' vote at the meeting or the Consent Solicitation. The Board of Directors of Delta will include its recommendation that the stockholders of Delta approve and adopt this Agreement and the transactions contemplated hereby in any proxy or other solicitation materials or communications prepared in connection with the Special Meeting or the Consent Solicitation.

                    6.22 WARN ACT NOTIFICATION.  Delta shall, upon the
               request of Acquiror, provide any notices required under, and otherwise take all steps necessary to comply with, all applicable "plant closing", "mass layoff" or other similar Laws, including, but not limited to, the Worker Adjustment and Retraining Notification Act.

                    6.23 LONDON LIFE REINSURANCE COMPANY NEGOTIATIONS. Delta shall jointly with Acquiror negotiate with London Life Reinsurance Company to seek a reduction or elimination of the margin relating to the Delta Insurance Index Advantage product. If a reduction is agreed to, then Acquiror shall have the right to determine the amount of the new margin. London Life Reinsurance Company shall remain the coinsurer in connection with the Index Advantage product.

                                  ARTICLE VII
                  COVENANTS AND CERTAIN AGREEMENTS OF AMERUS

                         7.1 REGULATORY APPROVALS.  The Acquiror will,
               or will cause Sub or any Designated Subsidiary to, (a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts to obtain, as promptly as practicable, all approvals, authorizations, and clearances of governmental and regulatory authorities required of the Acquiror, Sub or such Designated Subsidiary to consummate the transactions contemplated hereby, including without limitation any required approvals of the insurance regulatory authorities in Tennessee, (b) provide such other information and communications to such governmental and regulatory authorities as Delta or such authorities may reasonably request, and (c) cooperate with Delta in obtaining, as promptly as practicable, all approvals, authorizations, and clearances of governmental or regulatory authorities required to consummate the transactions contemplated hereby.

                         7.2 HSR FILINGS.  The Acquiror will (a) take
               promptly all actions necessary to make the filings required of the Acquiror or its Affiliates under the HSR Act, (b) comply at the earliest practicable date with any request for additional information received by the Acquiror or its Affiliates from the Federal Trade Commission or Antitrust Division of the Department of Justice pursuant to the HSR Act, (c) cooperate with Delta in connection with the filings under the HSR Act, and (d) request early termination of the applicable waiting period.

                         7.3 NOTICE AND CURE.  The Acquiror will notify
               Delta promptly in writing of, and contemporaneously will provide Delta with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction, or circumstance occurring after the date of this Agreement that causes or will cause any covenant or agreement of the Acquiror under this Agreement to be breached, or that renders or will render untrue any representation or warranty of the Acquiror contained in this Agreement as if the same were made on or as of the date of such event, transaction, or circumstance. The Acquiror also will use all commercially reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant, or agreement made by it in this Agreement, whether occurring or arising before or after the date of this Agreement.

                         7.4 EMPLOYMENT AND CONSULTING AGREEMENTS.
               AmerUs will use all commercially reasonable efforts to enter into (or to cause Delta to enter into) a mutually agreeable Employment and Non-Competition Agreement with the Delta Employee set forth on Exhibit 3.1(f)(iii) hereto

                                 ARTICLE VIII
                  CONDITIONS TO OBLIGATIONS OF AMERUS AND SUB

                         The obligations of AmerUs and Sub hereunder are
               subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Acquiror).

                         8.1 REPRESENTATIONS AND WARRANTIES.  The
               representations and warranties of Delta set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Delta set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent any such representation or warranty expressly relates to an earlier date (in which case as of such date), and AmerUs shall have received a certificate signed on behalf of Delta by its Chairman, President and Chief Executive Officer, Executive Vice President and Chief Operating Officer and (to the extent of her actual knowledge) Senior Vice President, Secretary and General Counsel to such effect.

                         8.2 PERFORMANCE.  Delta shall have performed
               and complied in all material respects with all agreements, covenants, obligations, and conditions required by this Agreement to be so performed or complied with at or before the Closing, including those specifically referred to elsewhere in this Article VIII, and AmerUs shall have received a certificate signed on behalf of Delta by its Chairman, President and Chief Executive Officer, Executive Vice President and Chief Operating Officer and (to the extent of her actual knowledge) Senior Vice President, Secretary and General Counsel to such effect.

                         8.3 OFFICER'S CERTIFICATES.  Delta shall have
               delivered to the Acquiror a certificate, dated the Closing Date in form reasonably acceptable to Acquiror and executed by the Chairman, President and Chief Executive Officer, the Executive Vice President and Chief Operating Officer and (to the extent of her actual knowledge) the Senior Vice President, Secretary and General Counsel of Delta, certifying with respect to the fulfillment of the conditions set forth in this Article
               VIII. In addition, Delta shall have delivered to the Acquiror a certificate, dated the Closing Date and executed by the Secretary of Delta, certifying (a) that Delta has duly and validly taken all corporate action necessary to authorize its execution and delivery of this Agreement and its performance of its obligations under this Agreement, (b) that the resolutions (true and complete copies of which shall be attached to the certificate) of the Board of Directors and stockholders of Delta with respect to this Agreement and the transactions contemplated hereby have been duly and validly adopted and are in full force and effect and (c) as to the aggregate amount of legal and investment banking fees incurred by Delta in connection with the transactions contemplated by this Agreement.

                         8.4 HSR ACT APPROVAL.  All waiting periods
               applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or been waived.

                         8.5 NO INJUNCTION.  There shall not be in
               effect on the Closing Date any writ, judgment, injunction, decree, or similar order of any court or similar Person restraining, enjoining, or otherwise preventing consummation of any of the transactions contemplated by this Agreement.

                         8.6 NO PROCEEDING OR LITIGATION.  There shall
               not be instituted, pending, or threatened, any action, suit, investigation, or other proceeding in, before, or by any court, governmental or regulatory authority or other Person, to restrain, enjoin, or otherwise prevent consummation of any of the transactions contemplated by this Agreement or to recover any damages or obtain other relief as a result of this Agreement or any of the transactions contemplated hereby or as a result of any Contract entered into in connection with or as a condition precedent to the consummation hereof, which action, suit, investigation or other proceeding could, in the reasonable opinion of the Acquiror, result in a decision, ruling, or finding that individually or in the aggregate has or could reasonably be expected to have a Material Adverse Effect on the Surviving Corporation.

                         8.7 CONSENTS, AUTHORIZATIONS, ETC.   Delta,
               Delta Insurance and AmerUs shall have obtained or made, as appropriate, such material consents, approvals, orders, authorizations, registrations, declarations, permits or filings in connection with this Agreement and the transactions contemplated by this Agreement for the conduct of their businesses as currently conducted or as expected to be conducted. All orders, consents, permits, authorizations, approvals, and waivers of every Person disclosed pursuant to Section 4.6(e) (including without limitation any requisite action of the insurance regulatory authorities in Tennessee and the NASD), in each case without the abrogation or diminishment of the authority or license currently held by Delta Insurance or Delta Life Securities, Inc. or the imposition of significant restrictions upon the transactions contemplated hereby or the conduct of the business of the Surviving Corporation, shall have been obtained and shall be in full force and effect.

                         8.8 NO ADVERSE CHANGE. There shall not have
               been, occurred, or arisen since the date of this Agreement any change, event (including without limitation any damage, destruction, or loss whether or not covered by insurance), condition, or state of facts of any character that individually or in the aggregate has or could reasonably be expected to have a Material Adverse Effect on Delta or Delta Insurance.

                         8.9  CONFORMITY WITH ANNUAL STATEMENT.  No
               matter, event, condition or state of facts of any character shall have come to the attention of AmerUs which, in the judgment of AmerUs, differs materially and adversely from the statements and information set forth in the 1996 Annual Statement of Delta Life.

                         8.10 OPINION OF COUNSEL.  Delta shall have
               delivered to the Acquiror the opinion, substantially in the form of Exhibit 8.10 hereto, dated the Closing Date, of Waring Cox, PLC, special counsel to Delta.

                         8.11 STOCKHOLDER MATTERS. The stockholders of Delta shall have approved the Merger by the requisite vote at the Special Meeting or through the Consent Solicitation, and the transfer, option and disposition provisions of the Stockholders' Agreement, if applicable to the Merger, shall not have been exercised by any party to the Stockholders' Agreement.

                         8.12 DISSENTERS' RIGHTS. Delta shall not have received notices of intent to perfect rights as a dissenting shareholder under the DGCL from the holders of more than 5% of the outstanding Common Stock and Preferred Stock.

                         8.13  EMPLOYMENT AND NON-COMPETE AGREEMENT.
               The Acquiror and Mr. Cody Phillips shall have entered into a mutually acceptable Employment and Non-Competition Agreement which shall be in full effect and force as of the Closing Date.

                         8.14 SEVERANCE ARRANGEMENTS.  No payments made
               by any Acquired Company or by the Surviving Corporation in connection with the transactions contemplated by this Agreement would constitute "parachute payments" within the meaning of Section 280G of the Code.

                                  ARTICLE IX
                      CONDITIONS TO OBLIGATIONS OF DELTA

                         The obligations of Delta hereunder are subject
               to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Delta).

                         9.1 REPRESENTATIONS AND WARRANTIES.   The
               representations and warranties of AmerUs set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of AmerUs set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent any such representation or warranty expressly relates to an earlier date (in which case as of such date), and Delta shall have received a certificate signed on behalf of AmerUs by the Chief Executive Officer and the Chief Financial Officer to such effect.

                         9.2 PERFORMANCE. AmerUs shall have performed
               and complied with all agreements, covenants, obligations, and conditions required by this Agreement to be so performed or complied with at or before the Closing and Delta shall have received a certificate signed on behalf of AmerUs by the Chief Executive Officer and the Chief Financial Officer to such effect.

                         9.3 OFFICER'S CERTIFICATES. AmerUs shall have
               delivered to Delta a certificate, dated the Closing Date in form reasonably acceptable to Delta and executed by the Chief Executive Officer and Chief Financial Officer of AmerUs, certifying with respect to the fulfillment of the conditions set forth in this Article IX. In addition, AmerUs shall have delivered to Delta a certificate, dated the Closing Date and executed by the secretary or any assistant secretary of AmerUs, certifying that AmerUs has duly and validly taken all corporate action necessary to authorize its execution and delivery of this Agreement and its performance of its obligations under this Agreement, and that the resolutions (true and complete copies of which shall be attached to the certificate) of the Board of Directors of AmerUs with respect to this Agreement and the transactions contemplated hereby have been duly and validly adopted and are in full force and effect.

                         9.4 HSR ACT APPROVAL.  All waiting periods
               applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or been waived.

                         9.5 MERGER CONSIDERATION.  The Merger
               Consideration shall be deposited with the Escrow Agent pursuant to Section 2.3.2.

                         9.6 NO INJUNCTION.  There shall not be in
               effect on the Closing Date any writ, judgment, injunction, decree, or similar order of any court or similar Person restraining, enjoining, or otherwise preventing consummation of any of the transactions contemplated by this Agreement.

                         9.7 CONSENTS, AUTHORIZATIONS, ETC.  All orders,
               consents, permits, authorizations, approvals and waivers of every Person disclosed pursuant to Section 5.4(e) and necessary to permit Delta to perform its obligations under this Agreement and to consummate the transactions contemplated hereby shall have been obtained and shall be in full force and effect.

                         9.8 OPINION OF COUNSEL.  AmerUs shall have
               delivered to Delta the opinion, in form and substance reasonably acceptable to Delta, dated the Closing Date, of Joseph K. Haggerty, Esq. counsel to AmerUs, substantially in the form attached as Exhibit 9.8 hereto.

                                   ARTICLE X
                       SURVIVAL OF PROVISIONS; REMEDIES

                         10.1 SURVIVAL.  Except for Section 13.4, the
               representations, warranties, covenants and agreements respectively required to be made by Delta and the Acquiror in this Agreement will not survive after the Effective Time. Thereafter, Delta and its Affiliates will have no liability (for damages, indemnification or otherwise) with respect to any representation, warranty, covenant or obligation to be performed or complied with prior to the Closing (except to the extent such liability is attributable to actual fraud on the part of Delta or any such Affiliates).

                         10.2 AVAILABLE REMEDIES.  Each party expressly
               agrees that, consistent with its intention and agreement to be bound by the terms of this Agreement and to consummate the transactions contemplated hereby, subject only to the performance or satisfaction of precedent conditions or of precedent requirements imposed upon another party hereto, the remedy of specific performance shall be available to a non-breaching and non-defaulting party to enforce performance of this Agreement by a breaching or defaulting party, including, without limitation, to require the consummation of the Closing on the Closing Date. The rights and remedies provided for in this Agreement are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

                                  ARTICLE XI
                                  TERMINATION

                         11.1 TERMINATION.  This Agreement may be
               terminated, and the transactions contemplated hereby may be abandoned, upon notice by the terminating party to the other party:

                         (a) at any time before the Closing, by mutual written agreement of the parties; or

                         (b)  at any time by Delta if any of the
                    covenants set forth in Article VII shall have been breached or any of the conditions set forth in
                    Article IX hereof shall not have been satisfied, performed, or complied with, in any material respect, at or before the Closing Date and such breach, non-satisfaction, non-performance, or non-compliance has not been cured or eliminated within 30 calendar days after notice thereof has been given to the Acquiror, provided that at the time of such termination Delta has neither breached any of the covenants set forth in Article VI nor failed to satisfy, perform, or comply with any of the conditions set forth in Article VIII hereof, in any material respect;

                         (c) at any time by the Acquiror if any of the covenants set forth in Article VI shall have been breached or any of the conditions set forth in
                    Article VIII hereof shall not have been satisfied, performed, or complied with, in any material respect, before the Closing Date and such breach, non-satisfaction, non-performance, or non-compliance has not been cured or eliminated within 30 days after notice thereof has been given to Delta, provided that at the time of such termination the Acquiror has neither breached any of the covenants set forth in Article VII nor failed to satisfy, perform, or comply with any of the conditions set forth in Article IX hereof, in any material respect;

                         (d) by the Acquiror if (i) any supplement to the Disclosure Schedule or other information provided pursuant to Section 6.6, 6.19 or 6.20 discloses any material event, trend, condition, contract, Liability, action, suit, proceeding, claim, circumstance or fact of any character that is not acceptable to the Acquiror, in its sole discretion, and the Acquiror gives notice thereof to Delta within seven days after receipt by the Acquiror of such supplement or information, and such event, trend, condition, contract, Liability, action, suit, proceeding, claim, circumstance or fact has not been cured or eliminated within 20 days after notice thereof has been given to Delta, or
                    (ii) the Quarterly Statement of Delta Insurance for the second quarter of 1997, when filed with the Tennessee insurance regulatory authorities, is not substantially identical to the portions thereof provided by Delta to the Acquiror on August 13, 1997;

                         (e)  by the Acquiror or Delta, if this
                    Agreement and the Merger shall have failed to receive the requisite approval of the stockholders of Delta at the Special Meeting or by written consent pursuant to the Consent Solicitation;

                         (f) at any time after December 31, 1997, by
                    Delta or the Acquiror, if the transactions contemplated by this Agreement have not been consummated on or before such date, provided, that this Agreement shall be extended not more than ninety days thereafter if the Merger shall not have occurred as a result of the failure to receive the governmental approvals set forth in Section 4.6(e) of the Disclosure Schedule hereto, and such failure to obtain approval is not caused by a breach of this Agreement (or any representation, warranty, covenant, or agreement included herein) by the party electing to terminate pursuant to this clause (f);

                         (g) by Delta or the Acquiror if, at any time prior to approval of this Agreement and the Merger at the Special Meeting or by action of the stockholders of Delta taken by written consent pursuant to the Consent Solicitation, a third party shall have made an Acquisition Proposal which the Board of Directors of Delta determines by majority vote in its good faith reasonable judgment, after consultation with outside counsel and an independent financial advisor, is a Superior Proposal;

                         (h) by the Acquiror if the Board of Directors of Delta shall have withdrawn or modified, or proposed to withdraw or modify, its recommendation of this Agreement or the transactions contemplated hereby or approves or recommends, or proposes to approve or recommend, any Acquisition Proposal; or

                         (i)  by the Acquiror if Delta, one or more
                    stockholders of Delta, or any other Person shall have exercised a right or option to acquire or purchase Common Stock or Preferred Stock pursuant to the terms of the Stockholders' Agreement, it being understood that nothing in this Section 11.1(i) is intended to state or imply that the Stockholders' Agreement is applicable to this Agreement or the Merger.

                         11.2 EFFECT OF TERMINATION.  (a)  If this
               Agreement is validly terminated pursuant to Section 11.1 hereof, this Agreement will forthwith become null and void, and there will be no Liability on the part of Delta or the Acquiror or Sub (or any of their respective Affiliates, officers, directors, employees, agents, consultants, or other representatives), except that (i) the provisions of this Section 11.2, Article XII and
               Section 13.2 will continue to apply following any such termination, (ii) the provisions relating to confidentiality in Section 13.4 hereof will continue to apply following any such termination and (iii) any such termination shall be without prejudice to any claim which either party may have against the other for breach of this Agreement (or any representation, warranty, covenant, or agreement included herein). All reasonable out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby by a non-breaching party who terminates this Agreement pursuant to Section 11.1 hereof will be reimbursed promptly by the breaching party.

                         (b) In the event this Agreement is terminated by Delta pursuant to Section 11.1(g) or by the Acquiror pursuant to Section 11.1(h), Delta shall pay to Acquiror by wire transfer of immediately available funds (A) within two Business Days following such termination the amount of $5 million, plus (B) within two Business Days following receipt of a written demand therefor, an amount equal to all reasonable out-of-pocket expenses incurred by Acquiror in connection with this Agreement and the transactions contemplated hereby, it being understood that such amounts are intended to constitute liquidated damages and not as a penalty.

                         (c) In the event this Agreement is terminated by either Delta or the Acquiror pursuant to Section 11.1(e), or by the Acquiror pursuant to Section 11.1(g),
               (i) Delta shall pay to Acquiror by wire transfer of immediately available funds within two Business Days following receipt of a written demand therefor, an amount equal to all reasonable out-of-pocket expenses incurred by Acquiror in connection with this Agreement and the transactions contemplated hereby, and in addition (ii) if Delta or one or more stockholders of Delta, at any time within twenty-four months following the date of such termination, approves, enters into an agreement with respect to, or publicly announces, (A) a merger, consolidation or other business combination involving Delta or any of its Subsidiaries or (B) any direct or indirect (including through any reinsurance or coinsurance transaction) acquisition by any Person of all or a significant portion of the business or assets of Delta or any of its Subsidiaries or of the capital stock of any of the Subsidiaries of Delta, or (C) any transaction which would result in the direct or indirect acquisition by any Person of the power to direct the voting or disposition of shares of capital stock of Delta representing 50% or more of the total voting power of all outstanding shares of capital stock of Delta, or otherwise resulting in a change in control of Delta, or
               (D) the Company shall have filed a registration statement with the Securities and Exchange Commission pursuant to a demand made by a stockholder under the Registration Rights Agreement, as amended, by and among the Company and certain stockholders, and such registration statement shall have been declared effective then within two Business Days following the date of such approval, agreement or public announcement, Delta shall pay to Acquiror by wire transfer of immediately available funds the amount of $5 million, it being understood that such amounts are intended to constitute liquidated damages and not as a penalty.

                         (d) In the event this Agreement is terminated by Acquiror pursuant to Section 11.1(i), Delta shall pay to Acquiror by wire transfer of immediately available funds (A) within two Business Days following such termination the amount of $5 million, plus (B) within two Business Days following receipt of a written demand therefor, an amount equal to all reasonable out-of-pocket expenses incurred by Acquiror in connection with this Agreement and the transactions contemplated hereby, it being understood that such amounts are intended to constitute liquidated damages and not as a penalty.

                                  ARTICLE XII
                                    NOTICES

                         12.1 NOTICES.  All notices and other
               communications under this Agreement must be in writing and will be deemed to have been duly given upon (a) confirmation of receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand or (c) the expiration of five Business Days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

                         If to Delta, to:

                              Delta Life Corporation
                              530 Oak Court, Suite 200
                              Memphis, TN 38117
                              Attn:  Allen O. Jones, Jr.
                                     Executive Vice President
                                     and Chief Operating Officer
                              Fax No.: (901)685-7265

                         With a copy to:

                              Delta Life Corporation
                              530 Oak Court, Suite 200
                              Memphis, TN 38117
                              Attn: Bettye S. Adams, Esq.
                                    Senior Vice President, Secretary and
                                    General Counsel
                              Fax No.: (901)684-0337

                         And to:

                              Waring Cox PLC
                              1300 Morgan Keegan Tower
                              50 North Front St.
                              Memphis, TN  38103-1190
                              Attn: Clayton D. Smith, Esq.
                              Fax No.: (901) 543-8030

                         If to Acquiror:

                              AmerUs Life Holdings, Inc.
                              611 5th Street
                              Des Moines, IA 50309
                              Attn: Roger K. Brooks
                                    Chairman, President and
                                    Chief Executive Officer
                              Fax No.: (515)283-3402

                         With Copy to:

                              AmerUs Life Holdings. Inc.


                              611 5th Street
                              Des Moines, IA 50309
                              Attn: Joseph K. Haggerty, Esq.
                                    Senior VP and General Counsel
                              Fax No.: (515)283-3402

                         And to:

                              Skadden, Arps, Slate, Meagher & Flom LLP
                              919 Third Avenue
                              New York, NY 10022
                              Attn: Jeffrey W. Tindell, Esq.
                              Fax No.:(212)735-2000

                                 ARTICLE XIII
                                 MISCELLANEOUS

                         13.1 ENTIRE AGREEMENT.  Except for documents
               executed by Delta and the Acquiror pursuant hereto, this Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter of this Agreement, and this Agreement (including the exhibits hereto, the Disclosure Schedule and other Contracts and documents delivered in connection herewith) contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

                         13.2 EXPENSES.  Except as otherwise expressly
               provided in this Agreement (including, without limitation, Section 11.2 hereof), each of Delta and the Acquiror will pay its own costs and expenses in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, any expenses incurred by Delta for legal and investment banking fees in connection with this Agreement and the transactions contemplated hereby in excess of an aggregate amount of $500,000 shall be borne and paid for by the stockholders of Delta and shall be deducted from the cash consideration otherwise payable to them under
               Article III hereof. Such amount not in excess of $500,000 shall be paid by the Surviving Corporation at the Closing, and each party to whom any portion of such amount is paid shall deliver to Acquiror a receipt for such amount, which receipt shall state that such payment fully satisfies all amounts relating to services rendered in connection with this Agreement and the transactions contemplated hereby.

                         13.3 PUBLIC ANNOUNCEMENTS.  At all times at or
               before the Closing, AmerUs and Delta will each consult with the other before issuing or making any reports, statements, or releases to the public with respect to this Agreement or the transactions contemplated hereby and will use good faith efforts to agree on the text of a joint public report, statement, or release or will use good faith efforts to obtain the other party's approval of the text of any public report, statement, or release to be made solely on behalf of a party. If Delta and the Acquiror are unable to agree on or approve any such public report, statement, or release and such report, statement, or release is, in the opinion of legal counsel to a party, required by Law or may be appropriate in order to discharge such party's disclosure obligations, then such party may make or issue the legally required report, statement, or release. Any such report, statement, or release approved or permitted to be made pursuant to this Section 13.3 may be disclosed or otherwise provided by Delta or the Acquiror to any Person, including without limitation to any employee or customer of either party hereto and to any governmental or regulatory authority.

                         13.4 CONFIDENTIALITY.  Each of Delta and the
               Acquiror will hold, and will cause its respective Affiliates and their respective officers, directors, employees, agents, consultants, and other representatives to hold, in strict confidence, unless compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approval of insurance regulatory authorities) or by other requirements of Law, all confidential documents and confidential or proprietary information concerning the other party furnished to it by the other party or such other party's officers, directors, employees, agents, consultants, or representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously lawfully known by the party receiving such documents or information, (b) in the public domain through no fault of such receiving party, or (c) later acquired by the receiving party from other sources not themselves bound by, and in breach of, a confidentiality agreement. Except as provided in Sections 6.1, 6.2, 7.1 and 7.2 hereof, no party hereto will disclose or otherwise provide any such confidential or proprietary documents or information to any other Person, except to the Acquiror's lenders and investors and to either party's respective auditors, actuaries, attorneys, financial advisors, and other consultants and advisors who need such documents or information in connection with this Agreement, and the parties hereto agree to cause each of the foregoing to be subject to and bound by the confidentiality provisions hereof. Moreover in the event of termination of this Agreement, as provided in Section 11.1, no party hereto or any of their respective Affiliates will knowingly attempt to contact, solicit, engage, or otherwise employ or hire any employee, regional director or agent of the other for a period of 12 months immediately following such termination.

                         13.5 FURTHER ASSURANCES; COOPERATION WITH
               CAPITAL-RAISING. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement including, without limitation, providing all information needed to secure the financing of the Merger Consideration.

                         (b) Delta shall assist and cooperate with the Acquiror in connection with an offering of securities of the Acquiror to the extent such cooperation is necessary to comply with the rules and regulations of the Securities and Exchange Commission or is otherwise reasonably requested by the Acquiror.

                         13.6 WAIVER.  Any term or condition of this
               Agreement may be waived at any time by the party that is entitled to the benefit thereof; such waiver must be in writing and must be executed by the Chairman of the Board, chief executive officer, chief financial officer, general counsel, or chief operating officer of such party. A waiver on one occasion will not be deemed to be a waiver of the same or any other breach on a future occasion. All remedies, either under this Agreement, or by Law or otherwise afforded, will be cumulative and not alternative.

                         13.7 AMENDMENT.  This Agreement may be modified
               or amended only by a writing duly executed by or on behalf of all parties hereto.

                         13.8 COUNTERPARTS; FACSIMILE SIGNATURES.  This
               Agreement may be executed simultaneously in any number of counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument. Signatures may be exchanged by facsimile, and such signatures will be deemed originals.

                         13.9 NO THIRD PARTY BENEFICIARY.  The terms and
               provisions of this Agreement are intended solely for the benefit of the parties hereto, and their respective successors or assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

                         13.10 GOVERNING LAW.  This Agreement shall be
               governed by and construed in accordance with the Laws of the State of Delaware applicable to a Contract executed and performable in such state.

                         13.11 BINDING EFFECT.  This Agreement is
               binding upon and will inure to the benefit of the parties and their respective successors and assignees.

                         13.12 ASSIGNMENT LIMITED.  Except as otherwise
               provided herein, this Agreement or any right hereunder or part hereof may not be assigned by any party hereto without the prior written consent of the other party hereto. As contemplated by Section 2.1 hereof, each of AmerUs and Sub may assign its rights (but not its obligations) in this Agreement pursuant to an assignment under which a Designated Subsidiary assumes and agrees to perform all of the obligations of AmerUs or Sub hereunder provided.

                         13.13 HEADINGS, GENDER, ETC.  The headings used
               in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement. Unless the context of this Agreement otherwise requires, (a) words of any gender are deemed to include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms "hereof," "herein," "hereby," "hereto," and derivative or similar words refer to this entire Agreement; (d) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; and (e) all references to "dollars" or "$" refer to currency of the United States of America.

                         13.14 INVALID PROVISIONS.  If any provision of
               this Agreement is held to be illegal, invalid, or unenforceable under any present or future Law, and if the rights or obligations of Delta or the Acquiror under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom; and
               (d) in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

                         IN WITNESS WHEREOF, this Agreement has been
               duly executed and delivered by the duly authorized officers of Delta, AmerUs and Sub, effective as of the date first written above.

                                        AMERUS LIFE HOLDINGS, INC.

                                        by: /s/ Roger K. Brooks
                                            Name:  Roger K. Brooks
                                            Title: Chairman, President
                                                    and Chief Executive
                                                    Officer

                                        AMERUS ACQUISITION CORPORATION

                                        by: /s/ Roger K. Brooks
                                            Name:  Roger K. Brooks
                                            Title: Chairman, President
                                                    and Chief Executive
                                                    Officer

                                        DELTA LIFE CORPORATION

                                        by: /s/ Gerald Tsai, Jr.
                                            Name:  Gerald Tsai, Jr.
                                            Title: Chairman, President
                                                    and Chief Executive
                                                    Officer


                                   Exhibit 3.1(f)(i)

               Gerald Tsai, Jr.
               Allen O. Jones, Jr.





                                   Exhibit 3.1(f)(ii)

               Bettye S. Adams
               Marilyn D. Johnson
               Michael P. Hydanus
               Lura L. Bond
               James L. Bergin
               James D. Wingett
               Danielle K. Schonbaum


                                  Exhibit 3.1(f)(iii)

               Cody Phillips


                                   Exhibit 3.1(f)(iv)

               John Chandler
               David W. Rikard


                                   Exhibit 3.1(f)(v)

               Nancy Fatjo